UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐  Soliciting Material Pursuant to Section 240.14a-12

CYPRESS SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2012

Dear Fellow Stockholder:

You are cordially invited to attend Cypress Semiconductor Corporation’s 2012 Annual Meeting of Stockholders. We will hold the meeting on Friday, May 11, 2012, at 10:00 a.m. Pacific Time, at our principal executive offices located at 198 Champion Court, San Jose, California 95134. We look forward to your attendance in person or by proxy at the meeting.

Please refer to the Proxy Statement for detailed information on each of the proposals and the Annual Meeting. Your vote is important, and we strongly urge you to cast your vote whether or not you plan to attend the Annual Meeting.

If you are a stockholder of record (“registered holder”), meaning that you hold shares directly with Computershare Investor Services, LLC, the inspector of elections will have your name on a list, and you will be able to gain entry to the Annual Meeting with a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. Stockholders holding stock in brokerage accounts (“street name” or “beneficial holder”) wishing to attend the Annual Meeting in person will also need to bring a letter from their broker reflecting their stock ownership as of the record date, which is March 14, 2012.

Thank you for your ongoing support and continued interest in Cypress Semiconductor Corporation.

Very truly yours,

T.J. Rodgers
President and Chief Executive Officer

2012 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

CYPRESS SEMICONDUCTOR CORPORATION

NOTICE OF THE 2012 ANNUAL MEETING OF STOCKHOLDERS

TO ALL CYPRESS STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cypress Semiconductor Corporation, a Delaware corporation, will be held on:

Date:	Friday, May 11, 2012

Time:	10:00 a.m. Pacific Time

Place:	Cypress’s principal executive offices located at 198 Champion Court, San Jose, California 95134

Items of Business:

1.	The election of eight (8) directors to serve on our Board of Directors for a one-year term, and until their successors are elected;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012;

3.	Annual advisory vote to approve the compensation of our named executive officers; and

4.	The transaction of such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. This Notice of Annual Meeting, 2011 Annual Report and our 2012 Proxy Statement and form of proxy are being made available to stockholders on or about March 30, 2012.

All stockholders are cordially invited to attend the Annual Meeting in person. Only stockholders of record at the close of business on March 14, 2012 (the “Record Date”), are entitled to receive notice of, and may vote at, the Annual Meeting, or any adjournment or postponement thereof. Any stockholder attending the Annual Meeting and entitled to vote may do so in person even if such stockholder returned a proxy or voted by telephone or over the Internet. We have provided voting instructions in the attached Proxy Statement on how you can vote your shares before or at the Annual Meeting.

FOR THE BOARD OF DIRECTORS

Brad W. Buss
Corporate Secretary

San Jose, California, March 30, 2012

2012 Proxy Summary

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Time and Date	10:00 a.m., May 11, 2012
Place	Cypress Corporate Headquarters 198 Champion Court San Jose, CA 95134
Record Date	March 14, 2012
Voting	Stockholders as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote.

Meeting Agenda

•    Election of eight (8) directors

•    Ratification of PricewaterhouseCoopers LLC (“PWC”) as our auditors for 2012

•    Annual advisory vote on executive compensation

•    Transact other business that may properly come before the meeting

Voting Matters & Recommended Voting

Agenda Matter	Board Vote Recommendation
Election of Directors	FOR EACH DIRECTOR NOMINEE
Ratification of PWC as auditors for 2012	FOR
Advisory Vote on Executive Compensation	FOR

Election of Eight (8) Directors

The Board of Directors (“Board”) recommends you vote FOR each director nominee as described below:

Name	Age	Director Since	Occupation	Committee Memberships				Independent	Other Public Company Boards
				AC	COMP	NGC	OPS
T.J. Rodgers	64	1982	CEO, Cypress
W. Steve Albrecht	65	2003	Andersen Alumni Professor of Accounting, BYU	Chair, F				X	SunPower, Red Hat, Inc.
Eric. A. Benhamou	56	1993	Former CEO of Palm and 3Com	X	Chair			X	Silicon Valley Bank, Real Networks
Lloyd Carney	50	2005	CEO & Board Member, Xsigo Systems	X	X			X	Technicolor
James R. Long	69	2000	Former Executive VP, Nortel Networks Corporation		X	Chair		X
J. Daniel McCranie	68	2005	Chairman, ON Semiconductor			X	X	X	ON Semiconductor, Freescale Semiconductor
J.D. Sherman	46	2010	President and COO, HubSpot	X				X
Wilbert van den Hoek	55	2011	Former Executive Vice President & CTO, Novellus Systems, Inc.			X	X	X

AC	Audit Committee	OPS	Operations Committee
Comp	Compensation Committee	F	Financial Expert
NGC	Nominating & Corporate Governance Committee

Board Attendance

Each director nominee, all of whom are current directors, attended at least 75% of the Board meetings and committee meetings on which he sits.

Ratification of PricewaterhouseCoopers LLC (“PWC”) as our auditors for 2012

We are asking our stockholders to ratify the selection of PWC as our independent registered public accounting firm for fiscal 2012. Set forth below is a summary of PWC’s fees for services provided in fiscal 2011 and 2010.

Services	2011	2010
Audit Fees	$1,750,900	$1,913,000
Audit-Related Fees	$43,000	$6,500
Tax Fees	$1,177,100	$1,264,000
All Other Fees	—	—
Total	$2,971,000	$3,183,500

Annual Advisory Vote to Approve Executive Compensation

We are asking our stockholders to approve on an advisory basis our named executive officer (“NEO”) compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving our goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Our executive compensation programs have played a material role in our ability to drive strong long-term financial results and attract and retain a highly experienced, successful team to manage our Company. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value.

Executive Compensation Elements

Type	Form	Terms
Cash	— Base Salary — Performance-Based Incentive Cash Compensation

—    Adjustments to base salary are considered annually

—    Incentive cash awards are 100% performance-based and based upon achievement of a financial target, individual performance and executive performance

Equity	— Performance-Based Restricted Stock Units (“PARS”)	— Restricted stock units awarded upon achievement of certain performance targets measured annually

Other Key Compensation Features

— No severance or change in control agreements	— Stock ownership requirements
— No defined benefit pension plans	— Clawback policy
— No match or contribution to the Non-Qualified Deferred Compensation plan	— No Company-match to employee contributions to our 401(k) plan

2011 Compensation Decisions

Fiscal 2011 was a very successful year for us even with the significant macroeconomic turmoil that occurred for most of the year. The Company’s execution on its new product strategy, led by our touchscreen controllers and our tight expense controls, allowed us to have a successful 2011 and achieve financial results much better than our peer group. Some of the major financial highlights are as follows:

—	Our revenue increased 13% in fiscal 2011, far outpacing the relatively flat growth rate for the semiconductor industry

—	GAAP earnings per share increased 125% from fiscal 2010

—	Non-GAAP earnings per share increased 33% from fiscal 2010

—	Cash flow from operations totaled $284 million or 29% of revenue, which is the highest since 2000

—	We achieved a record return on assets of 29%

—	We returned $680 million in cash to our stockholders through our stock repurchase and dividend programs

—	We declared our first quarterly dividend of $0.09 per share, yielding approximately 2.2% returns to our stockholders

—	We achieved significant major new product launches in SRAM, USB, PSOC and True Touch

—	Our customer Net Promotor Score (“NPS”) increased from 42% in fiscal 2010 to 70% for fiscal 2011

—	Our net burn rate was 0% for fiscal 2011 and our three year average net burn rate is 0.12%

—	We continue to outperform our major semiconductor benchmark, the Philadelphia Semiconductor Sector Index (“SOXX”), on a 1, 3 and 5 year basis

During fiscal 2011 the Company made no major changes to its pay-for-performance compensation philosophy or to the main financial targets of its compensation elements. While the total compensation for our NEOs in the Summary Compensation table increased from the prior year it is primarily due to the value of the performance-based restricted stock award as calculated under the SEC rules and does not reflect compensation actually paid to our executive officers.

Base Salary – our Chief Executive Officer (“CEO”) did not receive an increase in his base salary in fiscal 2011 and has not had a salary increase since 2006. Our other NEO’s received modest salary increases in fiscal 2011 ranging between 2.8% and 4.2%, consistent with the rest of our employees and the competitive market.

Performance-Based Incentive Cash Compensation – there were no changes to the percentage of base salary targets for any of our NEOs during fiscal 2011. The financial target (percentage of non-GAAP profit before taxes) under the cash incentives plans was increased from the prior year by 25% and this target increase, as well as not meeting various individual performance goals, resulted in lower incentive cash compensation to our NEOs in fiscal 2011 versus fiscal 2010.

Performance-Based Restricted Stock (PARS) – there was no change to the number of targeted shares that could be earned in fiscal 2011 versus fiscal 2010 for any NEO. The increases in value shown in the “Stock Award” column in the Summary Compensation Table are solely due to an increase in the underlying stock price that forms the main variable for the non-cash stock based compensation charge that the Company is required to take and does not reflect actual compensation received by any of the NEOs. The underlying stock price change from fiscal 2010 to fiscal 2011, depending on the performance based milestone, increased from $9.00 to $11.07 an increase of 23% for milestone #1 which accounted for 30% of the targeted shares, and $11.83 to $20.09 an increase of 70% for milestones #2-4 which accounted for 70% of the targeted shares and the majority of the increase in the stock based compensation charge. The actual number of shares earned by the NEOs in fiscal 2011 actually decreased 25% from fiscal 2010 and was the lowest number of shares earned over the last five years under this grant. The actual dollar value earned by the NEOs in fiscal 2011 was 23% lower than the dollar amount shown in the Summary Compensation Table due to milestone #1 not being achieved and all other milestones achieving below target.

For fiscal 2012 we don’t expect any of the NEOs to receive a change to their base salary and do not expect the cash incentive target as a percentage of salary to change at all. In addition we significantly decreased the number of shares that may be earned under the PARs program by decreasing the targeted award under the Core Grant by approximately 50%.

2011 Compensation Summary

Set forth below is the fiscal 2011 compensation for each named executive officer. The calculation of total compensation (reflected in the column entitled “Total”) includes several items that are driven by SEC rules which are not necessarily reflective of compensation actually received by the named executive officer in 2011. For more information on Total Compensation as calculated under the SEC rules, see the narrative and notes accompanying the 2011 Summary Compensation Table.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
T.J. Rodgers President, CEO and Director	669,227	—	11,460,141	—	757,087	—	12,886,455
Brad W. Buss Executive Vice President, Finance & Administration, CFO	343,630	—	7,162,590	—	208,561	—	7,714,781
Paul D. Keswick Executive Vice President, New Product Development	325,629	—	5,730,062	—	158,711	—	6,214,402
Christopher A. Seams, Executive Vice President, Sales and Marketing	407,356	—	5,730,062	—	225,293	—	6,362,711
Norman P. Taffe Executive Vice President Consumer and Computation Division	299,349	—	4,924,279	—	148,412	—	5,372,040

CYPRESS SEMICONDUCTOR CORPORATION

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to stockholders, we are furnishing our proxy materials primarily over the Internet. Under the SEC rules, instead of a paper copy of our proxy materials, we mailed a Notice of Availability of Proxy Materials (the “Notice”) to most of our stockholders to instruct you on how to access and review our proxy materials on the Internet. The Notice instructs you on how to submit your vote on the Internet and also contains instructions on how a stockholder may request a paper copy of our proxy materials, including this proxy statement (“Proxy Statement”), our 2011 Annual Report and a proxy card or voting instruction card.

Q:	Why am I receiving these materials?

A:

The Board of Directors (the “Board”) of Cypress Semiconductor Corporation (sometimes referred to as “we”, “us”, “our”, “the Company” or “Cypress”) is providing these proxy materials to solicit your vote at the 2012 Annual Meeting of Stockholders (“Annual Meeting”) and at any adjournment or postponement thereof. The Annual Meeting will be held on Friday, May 11, 2012, at 10:00 a.m. Pacific Daylight Time at our principal offices located at 198 Champion Court, San Jose, California 95134. The telephone number at this address is (408) 943-2600.

Q:	Who may attend the Annual Meeting?

A:

All stockholders and holders of proxies for those stockholders and other persons invited by Cypress may attend. If your shares are registered in the name of a brokerage firm or a bank, you must bring to the Annual Meeting a letter from your broker indicating you hold the shares in the name of the broker or banker, or a copy of your proxy card if you are the direct or indirect owner of your shares as of March 14, 2012 (the “Record Date”).

Q:	Who is entitled to vote?

A:

Only stockholders of Cypress as of the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, there were 154,082,936 shares outstanding of Cypress’s common stock, par value $0.01 per share.

The date of this Proxy Statement is March 30, 2012. It was filed with the SEC and made available on the Internet on or about March 30, 2012.

Q:	What may I vote on?

A:	You may vote on all the items listed below:

1.	The election of eight (8) directors to serve on our Board of Directors for one-year terms, and until their successors are elected;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2012;

3.	Annual advisory vote to approve the compensation of our Named Executive Officers; and

4.	The transaction of such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.

Q:	What is the difference between a registered stockholder and a beneficial stockholder?

A:	Registered Stockholder or Stockholder of Record: Shares Registered in Your Name

If on March 14, 2012 your shares were registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, then you are a registered stockholder or a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Shares held in a brokerage or bank account are not generally registered directly in your name.

Beneficial Stockholder: Shares Registered in the Name of a Broker or Bank

If on March 14, 2012, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial stockholder of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial stockholder, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

Q:	How do I vote and what are the voting deadlines?

A:

Whether you hold your shares directly as the stockholder of record or beneficially in “street name”, you may vote your shares by proxy without attending the Annual Meeting by proxy. Depending on how you hold your shares, you may vote your shares in one of the following ways:

Stockholders of Record: If you are a stockholder of record, there are several ways for you to vote your shares.

—

By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than May 10, 2012, to be voted at the Annual Meeting.

—

By telephone or over the Internet. You may vote your shares by telephone or via the Internet by following the instructions provided in the Notice. If you vote by telephone or via the Internet, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted by telephone or through the Internet must be received by 11:59 p.m. Eastern Time on May 10, 2012.

—

In person at the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

Beneficial Stockholders: If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares.

Q:	What shares may be voted and how may I cast my vote for each proposal?

A:

You may vote all shares you own as of the close of business on the Record Date. You may cast one vote per share of common stock for each proposal except that a stockholder voting for the election of directors has the right to cumulate such stockholder’s votes. This means you may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares you are entitled to vote, or you may distribute your shares among as many candidates as you may select, provided that your votes cannot be cast for more than eight (8) candidates. For example, if you own 100 shares of stock, and there are eight (8) directors to be elected at the Annual Meeting, you may allocate 800 shares (8 times 100) as “FOR” votes among as few as one (1) or as many as eight (8) directors to be elected at the Annual Meeting. If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting. If you hold shares beneficially in street name and wish to cumulate your votes, you should contact your broker or nominee.

Q:	What is the effect of a broker non-vote?

A:

Brokers or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposal 2) or the advisory votes cast (Proposal 3).

Q:	How many votes are needed to approve each proposal?

A:	For the election of directors, the eight director nominees receiving the highest number of “FOR” votes will be elected.

With respect to Proposal 1, you may vote “FOR” all nominees, “WITHHOLD” your vote as to all nominees, or “FOR” all nominees except those specific nominees from whom you “WITHHOLD” your vote. The eight nominees receiving the most “FOR” votes will be elected. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than eight directors.

With respect to Proposals 2 and 3, we must receive a “FOR” vote from the majority of shares present and entitled to vote either in person or by proxy in order for such proposal to be approved. For Proposals 2 and 3 if you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. If you hold your shares in “street name”, it is critical that you cast your vote if you want it to count in the election of directors. For Proposal 1, recent changes in regulation have been made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on Proposal 2 the ratification of the appointment of the Company’s independent registered public accounting firm. Proposal 3 is only advisory, but your bank or broker does not have the discretion to vote your uninstructed shares.

PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTE ALLOWED
Proposal 1– Election of eight (8) directors	Plurality of votes cast	No
Proposal 2 – The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm	Majority of shares entitled to vote and present in person or represented by proxy	Yes
Proposal 3 – Annual advisory vote to approve compensation of our Named Executive Officers	Majority of shares entitled to vote and present in person or represented by proxy	No

Q:	What is the advisory vote to approve the compensation of our Named Executive Officers?

A:

At our 2011 Annual Meeting, a majority of our stockholders approved an annual advisory vote (also known as “say-on-pay”) to be held at each annual meeting of stockholders. Therefore, we have included Proposal 3 in this proxy statement to allow our stockholders to provide us a non-binding vote approving the compensation of our Named Executive Officers as disclosed in this proxy statement. Your vote on this item will provide our Company insight into our stockholder’s view on our compensation practices pertaining to our Named Executive Officers.

Q:	What is the quorum requirement?

A:

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are represented by proxy or by stockholders present and entitled to vote at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the annual meeting or holders of a majority of the votes present at the annual meeting may adjourn the Annual meeting to another time or date.

Q:	How can I change my vote or revoke my proxy?

A:

If you are a stockholder of record, you have the right to revoke your proxy and change your vote at any time before the Annual Meeting by (i) returning a later-dated proxy card, or (ii) voting again by Internet or telephone as more fully described on your Notice or proxy card. You may also revoke your proxy and change your vote by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote again at the Annual Meeting.

If your shares are held by a broker or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q:	What does it mean if I get more than one Notice, proxy or voting instructions card?

A:

It means you hold shares in more than one registered account. You must vote all of your proxy cards in one of the manners described above (under “How do I vote and what are the voting deadlines?”) to ensure that all your shares are voted.

Q:	Who will count the votes?

A:

Representatives of Investor Communication Solutions, a division of Broadridge Financial Solutions, Inc., our mailing agent and tabulation service, will count the votes and Brad W. Buss, Corporate Secretary, will act as the inspector of elections. Cypress believes that the procedures to be used by the inspector of elections to count the votes are consistent with Delaware law concerning the voting of shares, determination of a quorum and the vote required to take stockholder action.

Q:	How much did this proxy solicitation cost and who will pay for the cost?

A:

The cost of soliciting your vote in connection with this proxy statement has been, or will be, borne by Cypress. We have also requested that banks, brokers and other custodians, nominees and fiduciaries send these proxy statement materials to the beneficial owners of our common stock they represent and secure their instructions as to the voting of such shares. We may reimburse such banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding solicitation material to such beneficial owners. Certain of our directors, officers or employees may also solicit proxies in person, by telephone, or by electronic communications, but they will not receive any additional compensation for doing so.

Q:	How can I receive the proxy statement and Annual Report by electronic delivery?

A:

You may sign up for Cypress’s e-delivery program at www.cypress.com/edeliveryconsent. When you sign up for our electronic delivery program, you will be notified by e-mail whenever our annual report or proxy statement is available for viewing on the Internet. Your enrollment in the e-delivery program will remain in effect as long as your account remains active or you cancel your enrollment.

Q:	How can a stockholder request a copy of Cypress’s Annual Report on Form 10-K filed with the SEC for fiscal year 2011?

A:

A stockholder may send a written request for a copy of our Annual Report on Form 10-K to Brad W. Buss, Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134. Upon receipt of such request by a stockholder, we will provide a copy of our Annual Report on Form 10-K without charge, including the financial statements and the financial statement schedules, required to be filed with the SEC pursuant to Rule 13a-1 of the Securities Exchange Act of 1934 for our fiscal year 2011. Our Annual Report on Form 10-K for the fiscal year ended January 1, 2012, was filed with the SEC on February 24, 2012 and is also available at our web site at: http://www.cypress.com/go/annualreport.

Q:	How and when may I submit proposals for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors for Cypress?

A:	You may submit your proposals, including director nominations, for consideration at future Annual Meetings of stockholders by following the directions set forth below:

For stockholder proposals to be considered for inclusion in our 2013 proxy statement, the written proposal must be received by our Corporate Secretary at our corporate offices at 198 Champion Court, San Jose, California 95134, no later than November 30, 2012 in accordance with the requirements of Rule 14a-8. In addition, the Company’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters or nominate director candidates before or at an annual meeting of stockholders. Any stockholder who wants to make a proposal or director nomination that is to be included in our proxy statement for the 2013 Annual Meeting of Stockholders must deliver written notice to be received by our Corporate Secretary at our corporate offices at 198 Champion Court, San Jose, California 95134, no earlier than January 14, 2013 and no later than February 13, 2013. Any such proposal must contain the specific information required by the Company’s bylaws. In the event the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of stockholder proposals in our proxy statement would instead be a reasonable time before Cypress begins to print and mail its proxy materials, and the deadline for submitting stockholder proposals not to be included in our proxy statement would be no later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. All stockholder proposals will also need to comply with SEC regulations, including Rule 14a-8 of the 1934 Securities Exchange Act regarding the inclusion of stockholder proposals in any Company-sponsored proxy material.

A submission by a stockholder must contain the specific information required in the Company’s bylaws. If you would like a copy of Cypress’s current bylaws, please write to Brad W. Buss, Corporate Secretary, 198 Champion Court, San Jose, California 95134.

Q:	Where can I find the voting results of the Annual Meeting?

A:	Cypress will announce preliminary voting results at the 2012 Annual Meeting and file a Current Report on Form 8-K announcing the final voting results after the Annual Meeting.

Q:	How many copies of the proxy materials will you deliver to stockholders sharing the same address?

A:

To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address, unless otherwise requested by the stockholders. If you have not enrolled in our electronic delivery program, share an address with another stockholder and have received only one set of proxy materials and desire or require to receive additional copies of the proxy materials, you may request a separate copy of these materials, including the Annual Report, at no cost to you by writing to Brad W. Buss, Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134. The telephone number is (408) 934-2600. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by writing to Investor Relations at the address given above.

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 11, 2012.

Copies of this Proxy Statement and our 2011 Annual Report to stockholders are also available online at http://www.cypress.com/go/annualreport. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

PROPOSAL ONE

ELECTION OF DIRECTORS

A board of eight (8) directors is to be elected at the 2012 Annual Meeting. Proxies can only be voted for the number of nominees named in this Proxy Statement. All directors are elected annually and serve a one-year term until the next annual meeting where they or their successors are elected. If you submit a signed proxy card that does not specify how you wish to vote, your shares will be voted for the eight (8) director nominees named below, each of whom is presently serving as our directors. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. We do not expect any nominee will be unable or will decline to serve as a director. There are no arrangements or understandings between any nominee and any other person pursuant to which he was selected as a director or a nominee. As of the time of filing of this Proxy Statement, there were no director candidates recommended by stockholders or stockholder groups beneficially owning 5% of voting common stock for at least one (1) year.

Nominees for Election to Our Board of Directors

(as of March 15, 2012)

Name of Nominee	Age	Principal Occupation	Director Since
T.J. Rodgers	64	President and Chief Executive Officer of Cypress	1982
W. Steve Albrecht	65	Andersen Alumni Professor of Accounting, Marriott School of Management, Brigham Young University	2003
Eric A. Benhamou	56	Chairman of our Board, and former Chief Executive Officer of Palm, Inc. and 3Com Corporation	1993
Lloyd Carney	50	Chief Executive Officer and Board member, Xsigo Systems	2005
James R. Long	69	Consultant, Former Executive Vice President of Nortel Networks Corporation	2000
J. Daniel McCranie	68	Chairman of the Board of ON Semiconductor	2005
J. D. Sherman	46	President and COO, HubSpot	2010
Wilbert van den Hoek	55	Consultant, Former Executive Vice President and Chief Technology Officer of Novellus Systems, Inc.	2011

Except as set forth below, each of the nominees has been engaged in his principal occupation described above during the past five (5) years. There are no family relationships among our directors and executive officers.

T.J. Rodgers is founder, president, chief executive officer, and a director of Cypress Semiconductor Corporation. He sits on the board of directors of Cypress’s internal subsidiaries as well as Bloom Energy, a privately held fuel cell company, and until recently, he was on the board of directors of SunPower Corporation, a public company. He is also a Trustee of Dartmouth College, his alma mater. Mr. Rodgers was a Sloan scholar at Dartmouth, where he graduated with a double major in physics and chemistry. He attended Stanford University on a Hertz fellowship, earning a master’s degree and a Ph.D. in electrical engineering. He managed the MOS memory design group at AMI from 1975 to 1980 before moving to Advanced Micro Devices (“AMD”), where he ran AMD’s static RAM product group until 1982, when he founded Cypress. As Cypress’s founder, Mr. Rodgers has the benefit of the Company’s complete history. This advantage, taken together with his expert technical and analytical skills, long-term executive experience, and over four decades of experience in the semiconductor industry, make him uniquely qualified to be on our Board.

W. Steve Albrecht is the Andersen Alumni Professor of Accounting at the Marriott School of Management at Brigham Young University (“BYU”). He served as the associate dean of the school until July 2008. Mr. Albrecht, a certified public accountant, certified internal auditor, and certified fraud examiner, joined BYU in 1977 after teaching at Stanford University and the University of Illinois. Prior to becoming a professor, he worked as an accountant for Deloitte & Touche. Mr. Albrecht is the past president of the American Accounting Association and the Association of Certified Fraud Examiners. Since 2005, he has served on the board of directors of SunPower Corporation. Until his resignation in 2009, Mr. Albrecht served on the board of directors of Red Hat from 2003, and SkyWest Airlines from 2003. In 2011, he was re-appointed to the board of directors of Red Hat. He is a former trustee of the Financial Accounting Foundation that provides oversight to the Financial Accounting Standards Board (“FASB”) and the Governmental Accounting Standards Board. Mr. Albrecht holds a Bachelor of Science degree from Brigham Young University, a Masters degree in Business Administration and a Doctorate degree in Accounting from the University of Wisconsin. Mr. Albrecht’s extensive experience with public and financial accounting matters, especially with respect to multi-national companies, makes him well qualified to be on our Board.

Eric A. Benhamou is the chairman of our Board of Directors and former chairman of the board of 3Com Corporation. He served as chief executive officer of Palm, Inc. from October 2001 until October 2003 and chairman until October 2007, and was chief executive officer of 3Com from 1990 until the end of 2000. Mr. Benhamou co-founded Bridge Communications, an early networking pioneer, and was vice president of engineering until its merger with 3Com in 1987. He is also a member of the board of directors of RealNetworks, Inc. and Silicon Valley Bank. He serves on Stanford University School of Engineering board and is vice chairman of the board of governors of Ben Gurion University of the Negev. He is the chief executive officer of Benhamou Global Ventures, an investment firm he established in 2004. Mr. Benhamou holds a Master of Science degree from Stanford University’s School of Engineering and a Diplôme d’Ingénieur and a doctorate from Ecole Nationale Supérieure d’Arts et Métiers, Paris. In addition to his engineering expertise, we believe Mr. Benhamou’s extensive experience managing public companies in the technology sector as well as his expertise in venture and other financial transactions make him well qualified to be on our Board.

Lloyd Carney is the chief executive officer and member of the board of directors of Xsigo Systems, a venture funded IO Virtualization Platform. He is also a member of the board of directors of Technicolor and serves as the chairman of that board’s Technology Committee. Prior to joining Xsigo in 2008, he was the general manager of IBM’s NetCool Division from 2006 to 2007. Prior to his employment at IBM, he was the chairman and chief executive officer of Micromuse from 2003-2005 before it was acquired by IBM in 2006. Prior to Micromuse, Mr. Carney was the chief operations officer and executive vice president at Juniper Networks where he oversaw the engineering, product management and manufacturing divisions from 2002 until July, 2003. Prior to joining Juniper Networks, Mr. Carney was the president of the Core IP Division, the Wireless Internet Division and the Enterprise Data Division at Nortel Networks from 1997 until 2001. Mr. Carney brings to our Board broad-based experience in the semiconductor and non-semiconductor industries. Mr. Carney holds a Bachelor of Science degree in Electrical Engineering Technology from Wentworth Institute and a Master of Science degree in Applied Business Management from Lesley College, Cambridge, Massachusetts. We believe Mr. Carney is well qualified to be on our Board because he possesses significant executive, entrepreneurial and operational expertise.

James R. Long has been an independent business consultant since 1999. He retired in 1999 as executive vice president of Nortel Networks Corporation and president of Nortel Enterprise Solutions. Between 1991 and 1999, Mr. Long was the president of various business units at Nortel Networks, including Asia Pacific, Nortel World Trade, and the Enterprise Solutions group. Prior to joining Nortel, Mr. Long held a variety of senior executive positions with IBM Corporation and Rolm Company, an IBM and Siemens joint venture. He previously served on the board of directors of 3Com Corporation, NCR Corporation, and still serves on the board of directors of the Polynesian Cultural Center. He is also a member of the National Advisory Council of the Marriott School of Management at Brigham Young University. Mr. Long holds a Bachelor of Science degree from San Jose State University. In addition to his corporate strategy skills, we believe Mr. Long’s extensive executive experience, especially with public companies, makes him well qualified to be on our Board.

J. Daniel McCranie serves as the chairman of the board of directors of ON Semiconductor, a position he has held since 2002 and is also a member of the board of directors of Freescale Semiconductor. Previously he served as chairman of the board of directors of Virage Logic and chairman of the board of directors of Actel Corporation. In the recent past, Mr. McCranie has served as chairman of the board of Xicor Corporation, member of the board of directors for California Microdevices, and member of the board of directors for ASAT Corporation. Mr. McCranie served as Cypress’s executive vice president of sales and marketing from 1993-2001. Prior to his initial tenure with Cypress, Mr. McCranie was the chairman of the board, president and chief executive officer of SEEQ Technology. Mr. McCranie holds a Bachelor of Science degree in electrical engineering from Virginia Polytechnic Institute and State University (Virginia Tech). We believe Mr. McCranie is well qualified to be on our Board due to his extensive sales and marketing experience, in-depth knowledge of the semiconductor industry and his leadership skills as evidenced by his executive positions.

J. D. Sherman is the president and chief operating officer of HubSpot, a marketing software company. Prior to joining HubSpot, Mr. Sherman was the chief financial officer at Akamai Technologies, a leading web networking infrastructure company, from November 2005 to February 2012. Prior to Akamai, he served as the chief financial executive of IBM’s Systems and Technology Group from January until October 2005. During his 15-year career at IBM, he held a number of senior executive positions in finance, including vice president of finance and planning for the company’s zSeries Server Division. Mr. Sherman also served as chief financial officer for CommQuest, a wholly owned IBM subsidiary in the wireless semiconductor design industry from 1998 until 2000. Mr. Sherman previously served on the board of directors of 3Com and AMI Semiconductor. Mr. Sherman holds a master’s degree in business administration from the University of Chicago and a bachelor’s degree in Economics from Emory University. We believe Mr. Sherman is well qualified to sit on our Board because of his extensive executive management, strong financial and business acumen and leadership in a large public technology company.

Wilbert van den Hoek retired from Novellus Systems, Inc. in 2008, where he was executive vice president and chief technology officer. He also served as president and chief executive officer of Novellus Development Company, LLC, a wholly owned subsidiary of Novellus Systems, Inc. from 2005 until 2008. He joined Novellus Systems, Inc. in 1990 and served in various senior executive positions until his retirement in 2008. From 1980 to 1990, he held various positions at Philips Research Laboratories. He is also a member of the board of directors of SDC Materials, a privately held company where he has served since January 2011. He is chairman of the board of directors of Replisaurus Technologies, Inc., a privately held company where he has been a member of the board of directors since 2009. From 2004 until 2006 when the company went public, he served on the board of directors of Neah Power Systems, Inc. For the past seven years he has served on Cypress’s Technical Advisory Board. Since 2005, he has served on the technical advisory boards of various organizations, including Cavendish Kinetics, Inc., Innopad, Inc., Innovent Technologies, LLC and Process Relations. Mr. van den Hoek received a Doctorandus degree in Chemistry from the Rijks Universiteit Utrecht, The Netherlands in December 1979. We believe that Mr. van den Hoek is well-qualified to sit on our Board because of his extensive experience as a senior executive in the semiconductor manufacturing equipment industry and as a consultant to many semiconductor and other high technology companies, his understanding of semiconductor industry business models, segments, and competition, and his experience as a director at other technology companies.

In addition to the biographical information above regarding each nominee’s specific experience, attributes, positions and qualifications, we believe that each of our director nominees has performed his duties with critical attributes such as honesty, integrity and an adherence to high ethical standards. Each of them has demonstrated strong business acumen and an ability to exercise sound judgment, as well as a commitment to the Company and its core values. Finally, we value their significant leadership and experience on other public company boards and board committees.

Required Vote

The eight (8) nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote shall be elected as directors to serve until our next annual meeting, where they or their successors will be elected. Votes withheld from this proposal are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no further legal effect under Delaware law.

☑	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE NOMINEES PROPOSED ABOVE.

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2012, subject to ratification by our stockholders.

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1982. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.

If the stockholders fail to ratify the selection of our independent registered public accounting firm, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of Cypress and its stockholders.

All fees billed to Cypress by PricewaterhouseCoopers LLP for fiscal years 2011 and 2010 were pre-approved by the Audit Committee and were as follows:

Services	2011	2010
Audit Fees	$1,750,900	$1,913,000
Audit-Related Fees	$43,000	$6,500
Tax Fees	$1,177,100	$1,264,000
All Other Fees	—	—
Total	$2,971,000	$3,183,500

Audit Fees: Includes fees associated with the annual audit of financial statements and internal control over financial reporting in compliance with regulatory requirements under the Sarbanes-Oxley Act, review of our quarterly reports on Form 10-Q, annual report on Form 10-K and periodic reports on Form 8-K, consents issued in connection with our Form S-8 filings, assistance and review with other documents we filed with the SEC, and statutory audits required internationally.

Audit-Related Fees: Audit-related services principally include employee benefit plan audits, internal control consulting, and accounting consultations not associated with the regular audit.

Tax Fees: Includes fees for tax compliance (tax return preparation assistance and expatriate tax services), general tax planning, tax-related services on acquisition and international tax consulting.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy that requires advance approval of all audit services, audit-related services, tax, and other services performed by the Company’s independent registered public accounting firm. With the exception of certain de-minimis amounts, unless the specific service has been previously pre-approved with respect to that fiscal year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform such services for Cypress.

Required Vote

The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2012.

☑        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC rules. We are providing this proposal for the vote of our stockholders pursuant to section 14A of the Securities Exchange Act of 1934, as amended.

Our executive compensation programs are designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success. Our executive compensation programs have played a material role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our company. Under these programs, our Named Executive Officers are rewarded for achieving specific annual, long-term and strategic goals, corporate goals, and realizing increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our Named Executive Officers.

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goal of aligning our executive compensation structure with our stockholders’ interests and current market practices. Our executive team has successfully managed our company through the recent economic downturn. For the fiscal year ended January 1, 2012:

•	Our revenue increased 13% in fiscal 2011, far outpacing the flat growth rate for the semiconductor industry

•	GAAP earnings per share increased 125% from fiscal 2010

•	Non-GAAP earnings per share increased 33% from fiscal 2010

•	Cash flow from operations totaled $284 million or 29% of revenue, which is the highest since 2000

•	We achieved a record return on assets of 29%

•	We returned $680 million in cash to our stockholders through our stock repurchase and dividend programs

•	We initiated our first quarterly dividend of $0.09 per share, yielding approximately 2.2% to our stockholders

•	We achieved significant major new product launches in SRAM, USB, PSOC and True Touch

•	Our customer Net Promotor Score (“NPS”) increased from 42% in fiscal 2010 to 70% for fiscal 2011

•	Our net burn rate was 0% for fiscal 2011 and our three year average net burn rate is 0.12%

•	We continue to outperform our major semiconductor benchmark, the Philadelphia Semiconductor Sector Index (“SOXX”), on a 1, 3 and 5 year basis

Our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to achieve long-term value creation for our stockholders. This balance is evidenced by the following:

•	Our compensation programs are substantially tied to our key business objectives and the success of our stockholders;

•	If the value we deliver to our stockholders declines, so does the compensation of our Named Executive Officers;

•

We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the range of our peer group companies and market practices;

•	We provide a significant part of executive compensation in performance-based incentives, including primarily performance-based restricted stock units and variable cash bonus;

•

Payouts of performance-based restricted stock units are based on the achievement of a minimum financial performance metric and are capped at 100% of the total targeted share awards. If the minimum financial metric is not achieved, the shares are forfeited and are not earnable in the future;

•	We have no employment, severance or golden parachute agreements with any of our Named Executive Officers and therefore, no excise tax gross-ups.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission.”

The say-on-pay vote is advisory, and therefore not binding on the Company, our Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

☑        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF

THE SECURITIES AND EXCHANGE COMMISSION.

CORPORATE GOVERNANCE

We continue to review our corporate governance policies and practices to ensure that they comply with the requirements or suggestions of various authorities in corporate governance and the best practices of other public companies. Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our chief executive officer and president, our chief financial officer, our executive officers, our general counsel, and other officers and employees, and by reviewing materials provided to them and participating in meetings of the Board and its committees.

Corporate Governance Changes in Fiscal Year 2011 and for Fiscal Year 2012

Because our Board is committed to strong and effective corporate governance, it regularly monitors our corporate governance policies and practices to ensure we meet or exceed the requirements of applicable laws, regulations and rules, and the NASDAQ listing standards.

During fiscal year 2011 and for fiscal year 2012, our Board continued to enhance our corporate governance policies and practices by:

•	adopting executive stock ownership guidelines; and

•

adopting a clawback policy under which NEOs may be required to return incentive compensation payments to Cypress if (i) he or she engaged in intentional misconduct pertaining to any financial reporting policy, (ii) there is a material negative revision of a financial or operating measure on the basis of which incentive compensation was awarded or paid to the employee, or (iii) he or she engaged in any fraud, theft, misappropriation, embezzlement or dishonesty.

The changes made to our corporate governance policies and practices build upon our solid corporate governance structure, which is exemplified by:

•	a strong independent chairman of the Board whose duties and responsibilities are set forth in our Bylaws;

•	a Board that is up for election annually and has been for over 25 years;

•	the charters of the Board’s committees, which clearly establish the roles and responsibilities of each of the committees;

•	Board committees that are comprised of and chaired solely by independent directors;

•	our non-employee and independent directors meeting regularly in executive session;

•	a strong risk management program with specific responsibilities assigned to management, the Board, and the Board’s committees;

•	a director orientation and continuing education program;

•	our clear Code of Business Conduct and Ethics;

•	our Corporate Governance Guidelines;

•	our limitation on the use of perquisites for directors and executive officers; and

•	the Compensation Committee’s engagement of an independent compensation consultant.

Additional information regarding the above aspects of our corporate governance and the changes made or proposed by our Board for fiscal years 2011 and 2012 is provided in this Proxy Statement in the sections entitled “Board Structure” and “Compensation Discussion and Analysis.”

Our Corporate Governance Guidelines cover, among other topics:

•	director independence;

•	Board structure and composition;

•	Board member nomination and eligibility requirements;

•	Board leadership and executive sessions;

•	limitations on other Board and committee service;

•	committees of the Board;

•	director responsibilities;

•	Board and committee resources, including access to officers and employees;

•	director compensation;

•	director orientation and ongoing education;

•	succession planning; and

•	Board and committee self evaluations.

The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are posted on our web site at http://investors.cypress.com/governance.cfm.

BOARD STRUCTURE

Determination of Independence

The Board has adopted the definition of “independence” as described under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) Section 301, Rule 10A-3 under the Securities Exchange Act of 1934 (also referred to as the ”Exchange Act”) and NASDAQ Rule 5605. In order to make a determination of independence of a director as required by our Corporate Governance Guidelines and the rules of the SEC, the Board determines whether a director or a director nominee has a material relationship with Cypress (either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with Cypress). Each director or director nominee completed a questionnaire, with questions tailored to the rules of NASDAQ, as well as the SEC requirements for independence. On the basis of the questionnaires completed and returned by each director, the Board determined that each of Messrs. Albrecht, Benhamou, Carney, Long, McCranie, Sherman, and van den Hoek is independent as determined under our Corporate Governance Guidelines, the rules of the NASDAQ and the SEC. The Board determined that Mr. T.J. Rodgers, our president and chief executive officer, has a material relationship with Cypress by virtue of his employment and position at Cypress and, therefore, is not independent. Apart from Mr. Rodgers, no other director has a relationship with Cypress other than through his membership on the Board and its committees.

Executive Sessions

Executive sessions of independent directors are held before each regularly scheduled meeting of our Board and at other times as necessary and are chaired by the chairman of the Board. The Board’s policy is to hold executive sessions without the presence of management, including the chief executive officer, who is the only non-independent director. Except for the Operations Committee, the committees of the Board also generally meet in executive session at the end of each committee meeting. Members of the Operations Committee provide feedback to management following their attendance at the Company’s quarterly operations reviews.

Meeting Attendance

In fiscal year 2011, our Board held four (4) regularly scheduled meetings. Every director attended at least 75% of the number of Board meetings, and at least 75% of the meetings of the committees of the Board on which the director served. Our “non-management” (who are all independent) directors met four (4) times in executive sessions during regularly scheduled Board meetings in the 2011 fiscal year. Mr. Benhamou presided over all executive sessions of our directors. Directors are expected, but not required to attend the annual meetings of stockholders. Except for Mr. Albrecht, all of our directors attended the 2011 Annual Meeting of Stockholders and are expected to attend the 2012 Annual Meeting.

Board Size and Membership

The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board and whether any vacancies are expected due to retirement or otherwise. The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for directorships, including requests to Board members and others for recommendations. Through the process of identification and evaluation, the Nominating and Corporate Governance Committee seeks to achieve a balance of experience, knowledge, integrity and capability on the Board.

Stockholders may recommend, with timely notice, individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background materials are provided on a timely basis (see “How and when may I submit proposals for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors for Cypress?” in the Question and Answer section).

The qualifications of recommended director candidates will be reviewed by the Nominating and Corporate Governance Committee in accordance with the criteria set forth in our Corporate Governance Guidelines and SEC rules, whether or not a potential candidate was recommended by a security holder, the Board, management or other parties. These criteria include the candidate’s skills, attributes, integrity, experience, commitment, diligence, conflicts of interest and the ability to act in the interest of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Cypress believes that the skill set, backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate nominees includes meeting from time to time to evaluate biographical information and background material relating to potential candidates and if appropriate, conducting interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board.

Assuming that appropriate biographical and background material are provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate nominees by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

The Board makes the final determination whether or not a stockholder-recommended candidate will be included as a director nominee for election in accordance with the criteria set forth in our Corporate Governance Guidelines. If the Board decides to nominate a stockholder-recommended candidate and recommends his or her election as a director by the stockholders, the name of the nominee will be included in Cypress’s proxy statement and proxy card for the stockholders meeting at which his or her election is recommended.

Nomination Criteria and Board Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, we believe that the skill set, backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of diversity in experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. Therefore, in recommending candidates for Board nomination, the Nominating and Corporate Governance Committee makes an assessment of each candidate, including candidates recommended by a stockholder, in light of the nomination criteria set forth in the Company’s Corporate

Governance Guidelines. This assessment includes the evaluation of skills, the individual’s character and integrity, general business and semiconductor industry experience, direct experience in the management of a corporation that is a customer that buys from the semiconductor industry, leadership profile, strategic planning abilities and experience, aptitude in accounting or finance, expertise in domestic and international markets, industry knowledge, understanding of relevant technologies, communications and interpersonal skills, and ability and willingness to devote time as needed for Board services. The assessment is made in the context of the perceived needs of the Board from time to time.

Communications from Stockholders and Other Interested Parties

The Board will give appropriate attention to written communication on valid business issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the chairman of our Board, with the assistance of the corporate secretary and internal legal counsel, (1) is primarily responsible for monitoring communications from stockholders and other interested parties, and (2) provide copies or summaries of such communications to the other directors as the chairman considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the chairman of our Board considers to be important for the directors to know.

Stockholders and other interested parties who wish to send communications on any relevant business topic to the Board may do so by addressing such communication to the Chairman of the Board of Directors, c/o Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California, 95134 or sending an e-mail to CYBOD@cypress.com.

INDEPENDENT DIRECTOR CONTACT

Interested parties are able to make their concerns known to the non-management independent directors by electronic mail to CYBOD@cypress.com, or in writing addressed to the Chairman of the Board of Directors, c/o Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134.

BOARD LEADERSHIP STRUCTURE

Eric A. Benhamou serves as chairman of our Board of Directors. Our Board’s general policy, as stated in our Corporate Governance Guidelines, is that separate persons should hold positions of chairman of the Board and chief executive officer to enhance the Board’s oversight of management. Our leadership structure enhances accountability of our chief executive officer to the Board, balances power on our Board and encourages balanced decision making. We also separate the roles in recognition of the differences in roles. While the chief executive officer is responsible for the day-to-day leadership of the Company and the setting of strategic direction, the chairman of the Board provides guidance to the Board, sets the agenda for Board meetings and presides over the meetings of the full Board and the meetings of the Board’s non-management directors. The Board chairman also provides performance feedback on behalf of the Board to our chief executive officer.

STOCK OWNERSHIP GUIDELINES

Directors

The Board has adopted stock ownership guidelines to more closely align the interests of our directors and named executive officers with those of our stockholders. The guidelines provide that each non-employee director should own at least 20,000 shares of common stock of the Company. Incumbent directors are expected to meet the ownership requirement by the end of 2016 and new directors are required to meet the requirement within three years of their appointment to the Board. Except for Mr. van den Hoek, all of our directors meet the stock ownership guidelines, including Mr. Rodgers, our CEO, who is an employee director. Mr. van den Hoek became a director in 2011 and is expected to meet the requirements by 2014.

Executive Officers

Our CEO is required to own Company stock having a value of at least five times his annual base salary. Our Named Executive Officers, other than the CEO, are required to own Company stock at least three times their annual base salary. Individuals have five (5) years to meet the stock ownership requirement. If the stock ownership guidelines are not met after five years, then the executive must hold all future shares that vest (net of taxes) until the stock ownership requirements have been are met. All of our Named Executive Officers meet the stock ownership guidelines for fiscal 2011.

BOARD’S ROLE IN RISK MANAGEMENT OVERSIGHT

The Board implements its risk oversight responsibilities primarily through its various committees, which receive management briefings on the potentially significant risks that the Company faces and how the Company seeks to control risk where appropriate. The Board’s four committees (Audit, Compensation, Nominating and Corporate Governance and Operations) oversee those risks that are most appropriate to their charters. For example, the Audit Committee oversees risks related to internal controls, financial reporting, fraud, insurance, treasury, ethics and compliance, and litigation. The Audit Committee also oversees the activities of the Internal Audit Department that independently assesses, audits and monitors risk throughout the Company. The Compensation Committee oversees risks related to employees, compensation and use of stockholder’s equity, for example. The Nominating and Governance Committee oversees risks related to corporate governance, executive management and other related areas. The Operations Committee, through attending quarterly operations review meetings, oversees risks related to operations, supply chain and customers. The full Board reviews the risk-assessment activities of all committees. In more limited cases, such as with risks of significant new business concepts and substantial entry into new markets, risk oversight is addressed as part of the full Board’s engagement with our chief executive officer and management. Board members also often discuss risk as a part of their review of the ongoing business, financial, and other activities of the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, human resources, employment, and strategic risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate risk owner within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting if deemed significant. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAMS

The Compensation Committee regularly considers the risks associated with our compensation policies and practices for employees, including those related to executive compensation programs. As part of the risk assessment, the Compensation Committee reviewed our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, such as compensation mix overly weighted toward annual incentives and unreasonable goals or thresholds. The Compensation Committee determined that, for all employees, our compensation programs encourage our employees to take appropriate risks and encourage behaviors that enhance sustainable value creation in furtherance of the Company’s business, but do not encourage excessive risk and accordingly are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that because we closely link our variable compensation with attaining performance objectives, we are encouraging our employees to make decisions that should result in positive short-term and long-term returns for our business and our stockholders without providing an incentive to take unnecessary risks. The Compensation Committee, with the assistance of Buck Consultants, LLC, an independent compensation consultant, intends to continue, on an on-going basis, a process of thoroughly reviewing our compensation policies and programs to ensure that our compensation programs and risk mitigation strategies continue to discourage imprudent risk-taking activities.

BOARD COMMITTEES

The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and an Operations Committee. The membership and functions of each committee in 2011 are described in the table below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Operations Committee
T.J. Rodgers	-	-	-	-
W. Steve Albrecht	Chairman
Eric A. Benhamou	Member	Chairman
Lloyd Carney	Member	Member
James R. Long		Member	Chairman
J. Daniel McCranie			Member	Member
J. D. Sherman	Member
Evert van de Ven (1)			Member	Chairman
Wilbert van den Hoek (2)			Member	Member

(1)	Mr. van de Ven retired from the Board in May 2011.

(2)	Mr. van den Hoek was elected to the Board in May 2011 and was appointed to the Nominating and Corporate Governance Committee and the Operations Committee in May 2011.

The Audit Committee

The Audit Committee operates under a written charter adopted by our Board, and was established in accordance with Exchange Act Section 3(a)(58)(A). The charter of the Audit Committee is available on our web site at http://investors.cypress.com/governance.cfm.

The Board has determined that all the members of the Audit Committee are independent as independence is defined under the rules the NASDAQ Marketplace Rule 5605. The Board determined that each member of the Audit Committee is financially literate and has accounting and/or related financial management expertise required under NASDAQ rules.

The Audit Committee consists of Messrs. Albrecht, Benhamou, Carney and Sherman, and met eight (8) times in fiscal year 2011 and each time met in executive session independently with management, our internal audit team and PricewaterhouseCoopers, our certified public accounting firm.

Our Board designated Mr. Albrecht as the “audit committee financial expert” in accordance with the requirements of the SEC and NASDAQ rules.

The responsibilities of our Audit Committee and its activities during fiscal year 2011 are described in its charter and the Report of the Audit Committee contained in this Proxy Statement.

In discharging its duties, the Audit Committee:

•	reviews and approves the scope of the annual audit and the independent public accounting firm’s fees;

•	assists the Board in the oversight of the Company’s compliance with legal and regulatory requirements;

•	meets independently with our independent registered public accounting firm, internal auditors, and our senior management;

•

oversees and reviews the general scope of our accounting, financial reporting, annual audit and matters relating to internal control systems, as well as the results of the annual audit and review of interim financial statements, auditor performance, qualifications and independence issues, and the adequacy of the Audit Committee charter;

•	prepares an Audit Committee report as required by the SEC to be included in the Company’s annual proxy statement;

•	pre-approves all fees proposed by or paid to our independent registered public accounting firm;

•	reviews and provides input to the risk assessment processes in the Company, which will form the basis of the annual audit plan;

•	oversees the implementation of the whistleblower policy; and

•	reviews SEC filings, earnings releases and other forms of significant investor communications.

The Compensation Committee

The Compensation Committee consists of Messrs. Benhamou, Carney, and Long. The Board has determined that the members of the Compensation Committee are independent as defined under NASDAQ rules. The Compensation Committee assists the Board with discharging its duties with respect to the formulation, implementation, review and modification of the compensation of our directors, officers and senior executives, and the preparation of the annual report on executive compensation for inclusion in our proxy statement.

The Compensation Committee, through delegation by the Board, has overall responsibility for the following:

•	establishing the specific performance objectives for our chief executive officer and subsequently evaluating his compensation based on achievement of those objectives;

•	approval of performance objectives for our executive officers;

•	formulating, implementing, reviewing, and modifying the compensation of the Company’s directors and executive officers;

•	recommending to the Board for approval the Company’s compensation plans, policies and programs;

•	reviewing and approving the Company’s Compensation Discussion and Analysis (“CD&A”) for inclusion in the proxy statement;

•	reviewing, revising in its discretion, and approving the annual merit and stock budgets for focal salary increases and equity grant awards for all eligible employees;

•	reviewing the annual benefit changes made by the Company with respect to its employees;

•	providing feedback to the chief executive officer on his performance;

•	overseeing the stock plans of the Company’s subsidiary companies;

•	overseeing and monitoring executive succession planning for the Company; and

•	periodic risk analysis of the Company’s compensation policies and programs, including implementing the clawback policy.

In discharging its duties, the Compensation Committee retains the services of compensation consultants in order to have independent, expert perspectives on matters related to executive compensation, Company and executive performance, equity plans and other issues. The Compensation Committee has the sole authority to determine the scope of services for these consultants and may terminate the consultants’ services at any time. The fees of these consultants are paid by the Company. In 2011, the Compensation Committee retained the services of Buck Consultants, LLC for various compensation-related services, including comparing our director compensation with the compensation of directors of our peer group companies.

No officer of the Company was present during discussions or deliberations regarding that officer’s own compensation. Additionally, the Compensation Committee sometimes meets in executive session with its independent consultant to discuss various matters and formulate certain final decisions, including those regarding the performance and compensation of the chief executive officer.

The Compensation Committee held eight (8) meetings during our 2011 fiscal year. The Report of the Compensation Committee is contained in this Proxy Statement. The charter for our Compensation Committee is posted on our web site at http://investors.cypress.com/governance.cfm.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Long, McCranie, and van den Hoek. The Board determined that the members of the Committee are independent as defined under the rules of NASDAQ. The purpose of the Nominating and Corporate Governance Committee is to:

•	identify and evaluate individuals qualified to become Board members;

•

recommend to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders, including any nomination of qualified individuals properly submitted by stockholders of the Company;

•	develop, maintain and recommend to the Board a set of corporate governance principles;

•	oversee the annual self-evaluation process of the Board and other Board committees;

•	ensure that stockholder proposals, when approved, are implemented as approved;

•	make recommendations to the Board on Board and Board committee membership; and

•	oversee the directors continuing education program.

The Nominating and Corporate Governance Committee is authorized to retain advisers and consultants and to compensate them for their services. The Nominating and Corporate Governance Committee did not retain any such advisers or consultants during fiscal year 2011.

The Nominating and Corporate Governance Committee held three (3) meetings during fiscal year 2011. The charter for our Nominating and Corporate Governance Committee is posted on our web site at http://investors.cypress.com/governance.cfm.

The Operations Committee

The Operations Committee consists of Messrs. McCranie and van den Hoek. The purpose of the Operations Committee is to:

•	review strategic proposals and provide advice and counsel to Cypress regarding daily business operations; and

•	present to the management of the Company and the Board an independent assessment of Cypress’s business operations and practices.

To discharge their responsibilities, members of the Operations Committee attend various quarterly operations reviews and provide advice and counsel to the Company’s management. The charter of the Operations Committee is posted on our web site at http://investors.cypress.com/governance.cfm.

Printed copies of the Corporate Governance Guidelines document, the Code of Business Conduct and Ethics, and the charters of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Operations Committee are also available to any stockholder upon written request to:

Brad W. Buss

Corporate Secretary

Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134

COMPENSATION OF DIRECTORS

Non-Employee Director Cash Compensation

Our non-employee directors are paid an annual cash retainer for serving on the Board, plus additional cash retainers based on their committee service. The table below shows the cash compensation for our non-employee Board members in fiscal 2011.

Position	2011 Annual Fees[1]
Non-employee director retainer	$50,000
Board chairman	$30,000
Audit Committee chairman	$20,000
Audit Committee member	$15,000
Compensation Committee chairman	$15,000
Compensation Committee member	$10,000
Nominating and Corporate Governance Committee chairman	$5,000
Nominating and Corporate Governance Committee member	$5,000
Operations Committee	$2,500 per attendance at the Company’s quarterly operations meetings

In addition to the retainer and meeting fees described above, non-employee directors are also reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings, business events on behalf of Cypress, and seminars and programs on subjects related to their responsibilities.

Non-Employee Director Equity Compensation

Upon their initial appointment to the Board, each non-management director is granted restricted stock units equivalent to $525,000 divided by the trading price of one share of common stock on the date of the acceptance of the director’s appointment, rounded to the nearest whole share (“Initial Grant”). The Initial Grant vests annually over a period of three (3) years from the date of grant.

Each outside director who was an outside director on the date of the prior year’s annual stockholder meeting is automatically granted a fully vested restricted stock units under the 1994 Stock Plan, that is equivalent to $175,000 divided by the trading price of one share of common stock on the date of the Company’s regularly scheduled annual stockholders meeting, rounded down to the nearest whole share (“Annual Grant”). Each outside director who was not an outside director on the date of the prior year’s meeting annual stockholder meeting is automatically granted an Annual Grant that is pro-rated based on the number of months from the date of the Initial Grant to the date of his or her re-election.

Non-Employee Director Stock Ownership Requirement

The Board has established Non-Employee Director Ownership Requirement pursuant to which non-employee directors are required to own 20,000 shares of common stock of the Company. Incumbent directors are expected to meet the ownership requirement by the end of 2016 and new directors are required to meet the requirement within three years of their appointment. All directors except for Mr. van den Hoek, who joined the Board in 2011, meet the stock ownership guidelines. For more information about the Company’s stock ownership guidelines, please refer to “Corporate Governance - Stock Ownership Guidelines.”

1 Except for the Operations Committee fees which are paid per meeting.

DIRECTOR COMPENSATION

Fiscal Year Ended January 1, 2012

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]		Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
W. Steve Albrecht[3]	2011	85,000	174,982		-	-	-	0		259,982
Eric A. Benhamou[4]	2011	120,000	174,982		-	-	-	0		294,982
Lloyd Carney[5]	2011	75,000	174,982		-	-	-	0		249,982
James R. Long[6]	2011	70,000	174,982		-	-	-	0		244,982
J. Daniel McCranie[7]	2011	110,000	174,982		-	-	-	0		284,982
J. D. Sherman[8]	2011	65,000	174,982		-	-	-	0		239,982
Evert van de Ven[9]	2011	46,250	-		-	-	-	5,000	[1][0]	51,250
Wilbert van den Hoek[1][1]	2011	83,750	547,869	[1][2]	-	-	-	13,750	[1][3]	645,369

1.

Amounts shown do not reflect compensation actually received by the directors. Instead, the value reported in the “Stock Awards” column represents the aggregate grant date fair value of awards granted in fiscal 2011, as determined pursuant to FASB Accounting Standards Codification 718 (also referred to as “ASC 718”). Except for Mr. van den Hoek, amount shown for each director reflects the grant date fair value of a grant for 8,001 shares made on May 13, 2011. The directors had the following number of unvested restricted stock units at the end of fiscal 2011: each of Messrs. Albrecht, Benhamou, Carney, Long and McCranie, 24,723 shares; Mr. Sherman, 29,864 shares; Mr. van de Ven, 0 shares; and Mr. van den Hoek, 25,005 shares.

2.

No stock option awards were granted to our directors in fiscal year 2011. The following aggregate number of option awards were outstanding at the end of fiscal 2011: Mr. Albrecht, 92,018 shares; Mr. Benhamou, 164,808 shares; Mr. Carney, 37,808 shares; Mr. Long, 157,606 shares; Mr. van de Ven, 10,888 shares; and each of Messrs. McCranie, Sherman and van den Hoek, 0 shares.

3.	Amount includes $50,000 Board retainer fee, $20,000 Audit Committee chairman fee, and $15,000 Audit committee member fee.

4.

Amount includes $50,000 Board retainer fee, $30,000 for Board chairmanship, $15,000 Audit Committee member fee, $15,000 Compensation Committee chairman fee, and $10,000 Compensation Committee member fee.

5.	Amount includes $50,000 Board retainer fee, $15,000 Audit Committee member fee, and $10,000 Compensation Committee member fee.

6.

Amount includes $50,000 Board retainer fee, $10,000 Compensation Committee member fee, $5,000 Nominating and Corporate Governance Committee chairman fee, and $5,000 Nominating and Corporate Governance member fee.

7.	Amount includes $50,000 Board retainer fee, $5,000 Nominating and Corporate Committee member fee, and $55,000 for attendance at our operations review meetings as member of the Operations Committee.

8.	Amount includes $50,000 Board retainer fee, and $15,000 Audit Committee member fee.

9.	Amount includes $13,750 Board retainer fee and $37,500 for attendance at our operations review meetings as member of the Operations Committee. Mr. van de Ven retired from the Board in May 2011.

10.	Represents fees earned as a member of the Company’s Technology Advisory Board following his retirement from the Board.

11.

Amount includes $37,500 Board retainer fee, $3,750 Nominating and Corporate Committee member fee, and $42,500 for attendance at our operations review meetings as member of the Operations Committee. Mr. van den Hoek joined the Board in May 2011.

12.

Reflects the grant date fair value for both a grant for 1,000 shares made on February 8, 2011 for membership on the Company’s Technology Advisory Board and a grant for 24,005 shares made on May 13, 2011, upon Mr. van den Hoek’s initial appointment to the Board.

13.	Represents fees earned for attendance at the operations review meetings of the Operations Committee prior to becoming a member of the Company’s Board of Directors.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of Cypress’s Board of Directors serves as the representative of the Board of Directors with respect to its oversight of:

—	Cypress’s accounting and financial reporting processes and the audit of Cypress’s financial statements;

—	the integrity of Cypress’s financial statements;

—	Cypress’s internal controls and the audit of management’s assessment of the effectiveness of internal control over financial reporting;

—	Cypress’s compliance with legal and regulatory requirements;

—	the independent registered public accounting firm’s appointment, qualifications and independence; and

—	the performance of Cypress’s internal audit function.

The Audit Committee also reviews the performance of Cypress’s independent registered public accounting firm, PricewaterhouseCoopers LLP, in the annual audit of financial statements and internal control over financial reporting and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.

The Audit Committee provides the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board. The Audit Committee reviews the Company’s financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm and our internal auditors to discuss our internal accounting control policies and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report on Form 10-K for our fiscal year ended January 1, 2012, with management including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Audit Committee reviewed the results of management’s assessment of the effectiveness of Cypress’s internal control over financial reporting as of January 1, 2012. The Audit Committee reports on these meetings to our Board.

The charter of the Audit Committee is available at our web site at:

http://investors.cypress.com/documentdisplay.cfm?DocumentID=6355

Cypress’s management has primary responsibility for preparing Cypress’s financial statements and for its financial reporting process. In addition, management is responsible for establishing and maintaining adequate internal control over financial reporting. Cypress’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of Cypress’s financial statements to generally accepted accounting principles and on the effectiveness of Cypress’s internal control over financial reporting.

The Audit Committee hereby reports as follows:

(1)      The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2011 with Cypress’s management.

(2)      The Audit Committee has discussed with PricewaterhouseCoopers LLP, the independent registered public accounting firm for Cypress, the matters required to be discussed by the Statement on Audit Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

(3)      The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP for Cypress as required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussion referred to in items (1) through (3) above, the Audit Committee recommended to Cypress’s Board of Directors and the Board approved, that the Company’s audited financial statements be included in Cypress’s Annual Report on Form 10-K for the fiscal year ended January 1, 2012 for filing with the SEC. The Audit Committee also recommended the reappointment of PricewaterhouseCoopers LLP as Cypress’s independent registered public accounting firm for fiscal year 2012.

Each member of the Audit Committee is independent as defined under the NASDAQ listing standards.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

W. Steve Albrecht, Chairman

Eric A. Benhamou

Lloyd Carney

J. D. Sherman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 15, 2012 (except as described below) by:

—	each of our directors;

—

our chief executive officer, our chief financial officer and each of the three other most highly compensated individuals who served as our executive officers at fiscal year-end (the “Named Executive Officers”);

—	all individuals who served as directors or executive officers at fiscal year-end as a group; and

—	each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended) who is known by us to own beneficially more than 5% of our common stock.

Directors, Officers and 5% Stockholders	Shares Beneficially Owned
Directors		Percent[1]
T.J. Rodgers[2]	12,421,485	7.76%
W. Steve Albrecht[3]	167,911	*
Eric A. Benhamou[4]	280,381	*
Lloyd Carney[5]	118,701	*
James R. Long[6]	265,479	*
J. Daniel McCranie	52,631	*
J. D. Sherman	22,932	*
Wilbert van den Hoek	2,000	*
		*
Named Executive Officers
Brad W. Buss[7]	1,377,042	*
Paul Keswick[8]	1,142,611	*
Christopher Seams[9]	1,595,441	1.02%
Norman Taffe[1][0]	455,055	*
All directors and executive officers at fiscal year-end as a group[1][1]	18,942,281	11.54%

5% Stockholders
FMR LLC[1][2] 82 Devonshire Street Boston, Massachusetts 02109	23,785,232	15.36%
The Bank of New York Mellon Corporation[1][3] One Wall Street, 31st Floor, New York, New York 10286	9,978,330	6.44%
The Vanguard Group, Inc.[1][4] 100 Vanguard Blvd. Malvern, PA 19355	8,577,560	5.54%
BlackRock, Inc.[1][5] 40 East 52nd Street New York, New York 10022	7,923,382	5.12%

* Less than 1%. See footnotes on the next page.

1.

For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 154,847,904 shares of common stock outstanding as of February 15, 2012, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after February 15, 2012.

2.

Includes 7,233,796 shares of common stock held by Mr. Rodgers and options to purchase 4,643,581 shares of common stock, which are exercisable within 60 days of February 15, 2012. Also includes 52,160 shares of common stock held indirectly as well as 491,948 restricted stock awards that are scheduled to vest within 60 days of February 15, 2012.

3.	Represents 75,893 shares of common stock held directly by Mr. Albrecht and options to purchase 92,018 shares of common stock, which are exercisable within 60 days of February 15, 2012.

4.	Represents 115,573 shares of common stock held directly by Mr. Benhamou and options to purchase 164,808 shares of common stock, which are exercisable within 60 days of February 15, 2012.

5.	Represents 80,893 shares of common stock held directly by Mr. Carney, and options to purchase 37,808 shares of common stock, which are exercisable within 60 days of February 15, 2012.

6.	Represents 107,873 shares of common stock held directly by Mr. Long and options to purchase 157,606 shares of common stock, which are exercisable within 60 days of February 15, 2012.

7.

Represents 638,014 shares of common stock held directly by Mr. Buss, options to purchase 431,562 shares of common stock, which are exercisable within 60 days of February 15, 2012, and 307,466 restricted stock units that are scheduled to vest within 60 days of February 15, 2012.

8.

Represents 470,195 shares of common stock directly held by Mr. Keswick, options to purchase 426,442 shares of common stock, which are exercisable within 60 days of February 15, 2012, and 245,974 restricted stock units that are scheduled to vest within 60 days of February 15, 2012.

9.

Represents 559,623 shares of common stock held directly by Mr. Seams, options to purchase 789,844 shares of common stock, which are exercisable within 60 days of February 15, 2012, and 245,974 restricted stock units that are scheduled to vest within 60 days of February 15, 2012.

10.

Represents 187,104 shares of common stock held directly by Mr. Taffe, options to purchase 56,568 shares of common stock, which are exercisable within 60 days of February 15, 2012, and 211,383 restricted stock units that are scheduled to vest within 60 days of February 15, 2012.

11.

Includes 9,616,817 shares of common stock held directly or indirectly by our directors, executive officers, and their family members. Also includes options to purchase 7,417,200 shares of common stock exercisable as of February 15, 2012, and 1,908,264 restricted stock and restricted stock units which are scheduled to vest within 60 days of February 15, 2012.

12.

The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A filed on February 14, 2012, with the SEC by FMR LLC. FMR LLC has sole voting power with respect to 346,596 shares and sole dispositive power with respect to 23,785,232 shares or common stock.

13.

The ownership information set forth in the table is based on information contained in a statement on Schedule 13G filed on January 30, 2012, with the SEC by The Bank of New York Mellon Corporation. The Bank of New York Mellon Corporation has sole voting power with respect to 8,700,846 shares, shared voting power with respect to 3,050 shares, sole dispositive power with respect to 9,874,840 shares and shared dispositive power with respect to 20,920 shares.

14.

The ownership information set forth in the table is based on information contained in a statement on Schedule 13G filed on February 8, 2012, with the SEC by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to 109,791 shares, sole dispositive power with respect to 8,467,769 shares and shared dispositive power with respect to 109,791 shares.

15.

The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A filed on February 13, 2012, with the SEC by BlackRock, Inc. has sole voting and sole dispositive power with respect to 7,923,382 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Introduction

This section describes the compensation decisions and programs for our chief executive officer, our chief financial officer and our three most highly compensated executive officers employed at the end of fiscal year 2011. These executives are referred to in this section as our Named Executive Officers or NEOs. Our NEOs for fiscal year 2011 were:

—	T.J. Rodgers - President and Chief Executive Officer

—	Brad W. Buss - Chief Financial Officer and Executive Vice President of Finance and Administration

—	Paul Keswick - Executive Vice President New Product Development

—	Christopher Seams - Executive Vice President Sales and Marketing; and

—	Norman Taffe - Executive Vice President Consumer and Computation Division

In this CD&A section, the terms “we,” “our,” and “us” refer to management, the Company and sometimes as applicable, the Compensation Committee (“Committee”) of the Company’s Board of Directors (the “Board”).

Overview

Financial Performance

Fiscal 2011 was a very successful year for us even with the significant macroeconomic turmoil that occurred for most of the year. The Company’s execution on its new product strategy, led by our touchscreen controllers and our tight expense controls, allowed us to have a successful 2011 and achieve financial results much better than our peer group. Some of the major financial highlights are as follows:

—	Our revenue increased 13% in fiscal 2011, far outpacing the relatively flat growth rate for the semiconductor industry

—	GAAP earnings per share increased 125% from fiscal 2010

—	Non-GAAP earnings per share increased 33% from fiscal 2010

—	Cash flow from operations totaled $284 million or 29% of revenue, which is the highest since 2000

—	We achieved a record return on assets of 29%

—	We returned $680 million in cash to our stockholders through our stock repurchase and dividend programs

—	We initiated our first quarterly dividend of $0.09 per share, yielding approximately 2.2% to our stockholders

—	We achieved significant major new product launches in SRAM, USB, PSOC and True Touch

—	Our customer Net Promotor Score (“NPS”) increased from 42% in fiscal 2010 to 70% for fiscal 2011

—	Our net burn rate was 0% for fiscal 2011 and our three year average net burn rate is 0.12%

This is also the seventh (7th) year in a row that our stock performance has outperformed the SOXX, our major semiconductor benchmark index. Since our $2.6 billion spin-off of SunPower Corporation to our stockholders in 2008 and through our 2011 fiscal year end, our common stock has appreciated by 224%. Our stock price for fiscal 2011 was very volatile and our stock price ranged from a high of $23.26 to a low of $13.92 and closed at $16.89 at the end of fiscal 2011. We believe that the macroeconomic issues and equity risk concerns tended to drive stock prices rather than company specific fundamentals. Although our stock performance for fiscal 2011 was negative, we did outperform our major benchmark, the SOXX Index, by 2.41 percentage points, or 20.9%. On a three and five year basis we exceeded the SOXX by 206% and 552%, respectively, as shown below.

2011 Stock Appreciation (Stock prices 12/30/2011 vs. 12/31/2010)

Three-Year Stock Appreciation (Stock Prices 12/30/2011 vs. 12/31/2008)

Five-Year Stock Appreciation (Stock Prices 12/30/2011 vs. 12/29/2006)

2011 Compensation Summary

During fiscal 2011 the Company made no major changes to its pay-for-performance compensation philosophy or to the main financial targets of its compensation elements. While the total compensation for our NEOs in the Summary Compensation Table is an increase from the prior year it is primarily due to the value of the performance-based restricted stock award as calculated under the SEC rules and does not reflect compensation actually paid to our executive officers.

Base Salary – our CEO did not receive an increase in his base salary in fiscal 2011 and has not had a salary increase since 2006. Our other NEO’s received modest salary increases in fiscal 2011 ranging between 2.8% and 4.2%, consistent with the rest of our employees and the competitive market.

Performance-Based Incentive Cash Compensation – there were no changes to the percentage of base salary targets for any of our NEOs during fiscal 2011. The financial target (percentage of non-GAAP profit before taxes) under the cash incentives plans was increased from the prior year by 20% and this target increase, as well as not meeting various individual performance goals, resulted in lower incentive cash compensation to our NEOs in fiscal 2011 versus fiscal 2010.

Performance-Based Restricted Stock (“PARS”) – there was no change to the number of targeted shares that could be earned in fiscal 2011 versus fiscal 2010 for any NEO. The increases in value shown in the “Stock Award” column in the Summary Compensation Table are solely due to an increase in the underlying stock price that forms the main variable for the non-cash stock based compensation charge that the Company is required to take and does not reflect actual compensation received by any of the NEOs. The underlying stock price change from fiscal 2010 to fiscal 2011, depending on the performance based milestone, increased from $9.00 to $11.07 an increase of 23% for milestone #1 which accounted for 30% of the targeted shares, and $11.83 to $20.09 an increase of 70% for milestone #2-4 which accounted for 70% of the targeted shares and the majority of the increase in the stock based compensation charge. The actual number of shares earned by the NEO’s in fiscal 2011 actually decreased 25% from fiscal 2010 and was also the lowest number of shares earned over the last five years under this grant. The actual dollar value earned by the NEO’s was 23% lower than the dollar amount shown below in the Summary Compensation Table due to milestone #1 not being achieved and all other milestones achieving below target.

CEO Compensation

Consistent with the Company’s philosophy on pay-for-performance, in fiscal 2011, over 90% of Mr. Rodger’s total direct compensation was in the form of variable compensation, comprised of performance-based quarterly and annual incentive cash bonuses and performance-based restricted stock units. In 2011, Mr. Rodgers received an average achievement of 72% under his incentive cash bonus plan and 74.6% achievement under the performance-based restricted stock unit program, levels lower than in fiscal 2010. Mr. Rodgers did not receive any new additional equity awards in fiscal 2011 and has not received any new equity awards since 2008. In addition, while other named executive officers received modest increases in base salary in fiscal 2011, Mr. Rodgers did not receive an increase in his base salary in 2011. Mr. Rodgers also currently owns 7.2 million shares of the Company’s common stock, over 4% of the Company’s outstanding stock.

Compensation Practices

The following highlights the Company’s philosophy on executive compensation:

Pay-for-Performance. Over 90% of our NEOs’ target total direct compensation is in the form of variable compensation, comprised of quarterly and annual incentive cash bonuses and performance-based restricted stock units. None of our NEO’s have received any time or service based stock awards for over five years. This aligns executive compensation with stockholder interests by tying a significant majority of total direct compensation to achieving performance goals. Both our variable cash and equity incentive awards are 100% performance-based and are structured around very stringent and aggressive goals and by design are very rewarding when the goals are achieved and if not, no payout is earned. As shown in the following chart, the performance-based incentives constitute by far the largest portion of potential compensation for the Named Executive Officers:

The percentages above were calculated using base salary, incentive cash compensation, grant date fair value of equity awards (not cash actually received), and all other compensation as reported in the Summary Compensation Table.

Other Compensation Limited. We limit all other compensation to our Named Executive Officers. For example, the Company does not provide a defined benefit pension plan, a match to employee contributions to our 401(k) plan or any disclosable perquisites.

No Employment and Severance Agreements. Our Named Executive Officers do not have employment, severance or change-of-control agreements. They serve at the will of the Board, which enables us to set the terms of any termination of employment.

Prohibition on Derivative Trading. We prohibit derivative transactions in our Company stock by executive officers and directors, including engaging in any short sales or put options.

Other highlights of our compensation practices for fiscal 2011 include:

Clawback Policy. In November 2011, we adopted a clawback policy under which our Named Executive Officers may be required, subject to the Committee’s discretion, to return incentive compensation payments to us if (i) he or she engaged in intentional misconduct pertaining to any financial reporting policy, (ii) there is a material negative revision of a financial or operating measure on the basis of which incentive compensation was awarded or paid to the employee, or (iii) he or she engaged in any fraud, theft, misappropriation, embezzlement or dishonesty.

Executive Stock Ownership Guidelines. We recently adopted executive stock ownership guidelines. Under these guidelines, our CEO is required to own Company stock having a value of at least five times his annual base salary. Our NEOs, other than the CEO, are required to own Company stock having a value at least three times their annual base salary. Individuals have five (5) years to meet the stock ownership requirement. If the stock ownership guidelines are not met after five years, then the executive must hold all future shares that vest (net of taxes) until the stock ownership requirements have been are met. All of our Named Executive Officers are currently in compliance with the stock ownership requirement and our CEO currently owns 7.2 million shares and has the majority of his personal wealth invested in Cypress common stock.

Low Net Burn Rate. During 2011 we managed our net burn rate (the number of equity awards granted, reduced by forfeitures and cancellations, as a percentage of weighted average basic shares outstanding at fiscal year end) to approximately 0%. During this period, we also significantly reduced our outstanding shares by 35.6 million shares through our aggressive stock buyback program and our desire to return excess cash to stockholders. We believe it is important for investors to look at net burn rate after taking into consideration the impact of the stock buybacks. On a three year look back basis, our net burn rate continues to be well managed and averaged 0.12%,the lowest three year average in the Company’s history.

Details about these actions and the reasons behind these various compensation practices are described further below under “Elements of Compensation,” “Fiscal 2011 Compensation Actions” and “Other Compensation Practices.”

Compensation Philosophy and Objectives

The Committee’s philosophy is to target total Named Executive Officer compensation at approximately the 50th percentile among our named peer group companies. A large component of that total compensation is comprised of 100% at-risk incentive cash compensation and equity compensation such that in years when our executives have high performance, they may be paid above the target and in years when they have low performance, they will be paid below the target. The Committee’s general policy is to pay approximately median (or 50th percentile) base salary, but to place more emphasis on performance-based compensation (cash and equity) and how it is earned, such that a large percentage of our Named Executive Officer compensation is at risk. Therefore, because of the larger percentage of pay at risk and aggressiveness of our goals, our executive officers can be paid above our targeted median percentile when compared with our peer companies, but only based on superior performance relative to these peer group companies.

Our executive officers earn their variable, performance-based compensation under our incentive cash compensation and equity programs. The performance targets under these programs are aggressive and pre-determined both at the corporate level, through corporate goals and at a personal level through individual goals set for the applicable period. The payout may be robust or meager depending on the level of goal achievement. If the goals are achieved at a high level, the total compensation for our Named Executive Officers could approximate the 75th percentile or more of the total compensation for similar positions in our peer group companies. Conversely, if the performance targets are not achieved under the performance-based cash or equity compensation programs, the total compensation for our Named Executive Officers is significantly diminished and falls well below the 50th percentile.

The compensation programs for our executives are designed to achieve the following objectives:

Attract and Retain Top Talent — to compete effectively for the highest quality of people who will determine our long-term success. We have structured our executive compensation program to be competitive with compensation paid by companies in the same market for executive talent which may include public and private companies.

Pay-for-Performance — to align executive compensation with Company, business unit and individual performance on both a short-term and long-term basis. Approximately 90% of our NEOs’ target total direct compensation is in the form of variable compensation, comprised of quarterly and annual incentive cash bonuses and performance-based restricted stock units, which aligns executive compensation with shareholder interests by tying a significant majority of total direct compensation to achieving performance goals. Both our variable cash and equity incentive awards are structured around very stringent, aggressive and measureable goals and by design are very rewarding when the goals are achieved and if not, no payout is earned. In considering our pay structure for the CEO, CFO and other NEOs relative to our pay-for-performance policy, we also compared changes in compensation relative to one and three year total stockholder return (“TSR”), both at Cypress and our peer group companies. The data showed that Cypress stock price clearly outperformed the stock price at our peer group companies and in fact over a three year period, TSR for Cypress exceeded the TSR at all peer group companies. This reinforced our continued commitment to our pay-for-performance philosophy and our current pay structure.

We generally administer an annual focal review process to determine employee (including our executive officers) compensation. By using a ranking system in the annual focal review, we reinforce the direct and meaningful link between individual performance and rewards. Therefore, the higher an executive officer is ranked, the more likely they will receive a greater percentage increase in both equity and cash compensation.

Finally, the Committee considers the results of the annual advisory ‘say-on-pay’ vote. At our 2011 Annual Meeting, over 75% of our stockholders approved the executive compensation program described in our 2011 proxy statement and our compensation programs did not change for fiscal 2011. After considering this strong stockholder support, the Committee has decided to continue to implement this effective pay-for-performance program.

2011 Peer Group Companies

The Committee compares our executive compensation program, including base salary, total cash compensation and equity awards, with compensation paid by a peer group consisting of a broad range of high technology companies with which Cypress typically competes for executive talent. The Committee reviews the composition of the peer group on an annual basis. Our peer group companies for 2011 are listed in the table below:

Peer Group Companies in 2011
Altera Corporation	Marvell Technology Group Limited
Analog Devices, Inc.	Microchip Technology Inc.
Atmel Corporation	National Semiconductor Corporation
Avago Technologies	NVIDIA Corporation
Broadcom Corporation	ON Semiconductor Corporation
Integrated Device Technology Inc.	PMC-Sierra, Inc.
Linear Technology Corporation	SanDisk Corporation
LSI Corporation	Xilinx, Inc.

Data gathered on the peer group by the independent compensation consultant includes base salary, bonus, targeted cash compensation, equity awards and total direct compensation. Deferred compensation plans and other benefits generally are not considered.

In assembling the fiscal 2011 peer group, the Committee considered companies that met the following criteria: (1) companies that compete with Cypress for key leadership talent; (2) companies with global operations; and (3) companies based in the U.S. with significant levels of resources dedicated to research and development. Notably, Cypress is smaller in terms of revenue, total assets and market capitalization than some of its peer group companies, so that is taken into account by the Committee when comparing total direct compensation between the peer group companies and Cypress. In reviewing the peer group for appropriateness, for 2011 as compared to 2010, Avago Technologies was added to our peer group companies because it fit the scope criteria used to select our peer group companies. The Committee generally intends to continue using this peer group for fiscal 2012 except for National Semiconductor Corporation, which has merged with Texas Instruments. We will make changes to the peer group as needed to reflect mergers, split-ups, spin-offs, or other significant corporate transactions involving the peer group companies.

Elements of Compensation

The components of our executive compensation program are: (i) base salary; (ii) variable and at-risk incentive cash compensation; (iii) performance-based equity awards; and (iv) limited benefit programs such as our deferred compensation plans. We also offer standard health benefits and an employee stock purchase program to all our employees.

Below is a description of each of our elements of compensation, their objectives and their key features.

Compensation Element	Objectives	Key Features
Base Salary	To provide a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job.

Targeted at the 50th percentile of our peer group companies, but varies based on skills, experience and other factors.

Adjustments are considered annually based on individual performance, level of pay relative to the market, and internal pay equity.

Performance-Based Incentive Cash Compensation (KEBP, PBP & DBP)

Rewards annual corporate and individual performance and achieving strategic goals.

Aligns NEOs’ interests with those of our stockholders by promoting strong annual results through increased profit margin, operating efficiency and achieving personal goals.

Retains NEOs by providing market-competitive compensation.

Quarterly and annual cash incentive payments are based upon the achievement of financial targets (percentage of non-GAAP profit before taxes) and individual performance goals. These cash incentive payments are also subject to the CEO achieving a certain level of performance. Therefore, any cash payout under this program is 100% performance-based.

Annual cash incentive awards can vary from 0% to 200% of the target amount.

Performance-Based Restricted Stock (PARS)	Aligns NEOs’ interests with long-term stockholder interests by linking part of each NEOs compensation to long-term corporate performance.	Targeted at a level that will provide total direct compensation (base + annual incentive + equity awards) approximating above the 75th percentile of our peer group’s total direct compensation but only if performance targets are achieved.

Provides opportunities for wealth creation and ownership, which promotes retention and enables us to attract and motivate our NEOs.

Retention of NEOs through multi-year vesting of equity grants and annual performance periods.

PARS for our NEOs were awarded in 2007 and were earned over five years upon the achievement of certain annual performance targets. None of our NEOs received any additional standard awards for four years following the 2007 award. In February 2012, the Committee approved new equity awards under the 2012 PARS program as described in “Fiscal 2012 Executive Compensation Actions” below that will decrease substantially the number of shares available to be earned on an annual basis.
Non-Qualified Deferred Compensation	To provide retirement savings in a tax-efficient manner.	NEOs can elect to defer up to 100% of their annual incentive cash payments or defer a portion of their base salaries.

Balances in the deferred compensation plan are unfunded obligations and at risk. Investment returns on balances are linked to the returns of mutual funds and do not generate any above market returns. The Company does not guarantee any return or provide any matching contributions.

Base Salary. Base salaries for our Named Executive Officers depend on the scope of their responsibilities, their leadership skills and values, their performance and length of service. Decisions regarding salary increases are affected by the NEOs current salary and the amounts paid to their peers within and outside the Company.

Performance-Based Incentive Cash Compensation. We maintain three (3) performance-based incentive cash bonus plans. The Key Employee Bonus Plan (“KEBP”), in which all of our NEOs participate in except our CEO; the Performance Bonus Plan (“PBP”), in which our CEO is the only participant; and the Design Bonus Plan (“DBP”) in which Mr. Keswick, our Executive Vice President of New Product Development, is the only NEO participant as it is a bonus plan available only to our design and certain product development engineers.

Below is a summary of each of these incentive cash compensation plans. For actual fiscal 2011 payments under each of these plans, please refer to “Fiscal 2011 Executive Compensation Actions.”

Key Employee Bonus Plan

Eligible senior and otherwise high-performing employees, including our Named Executive Officers, except our chief executive officer, participate in KEBP. KEBP can pay out quarterly and annually and is a key part of our variable compensation structure. The objective of KEBP is to provide variable cash incentives to eligible participants. Each KEBP participant is placed at an incentive level, which determines the percentage of that individual’s base salary he or she is eligible to earn over the course of the year. Payout under the KEBP is subject to achieving corporate performance objectives, individual performance objectives and CEO or executive officer performance. Therefore, payout can be drastically reduced or eliminated altogether depending on the performance of all three elements. A target payout would require achieving very aggressive goals that are generally not fully achieved.

1.  Corporate Performance

Payout under the KEBP is subject to the Company attaining a certain financial performance milestone established by the Committee (the “Financial Milestone”). In 2011, the Committee established the Financial Milestone based on a percentage of the Company’s non-generally accepted accounting principles profit before taxes percentage (“non-GAAP PBT%”) (which excludes, among other things, stock-based compensation, acquisition-related expenses, impairments to goodwill, gains or losses on divestitures, investment-related gains and losses, restructuring costs, minority interests and related tax effects and other one-time costs or benefits). The Financial Milestone for fiscal 2011 was increased 25% from the prior fiscal year. There is no payout if the non-GAAP PBT% is 15% or less. Once non-GAAP PBT% reaches 15%, the plan scales linearly to 100% of the bonus target upon achievement of 25% non-GAAP PBT%. The plan continues to scale linearly up to a cap of 200% once non-GAAP PBT% reaches 35% - a level that has never been obtained in the Company’s history. Below is a chart illustrating the floor, target and maximum payout thresholds:

2.  Individual Performance

The second element to the KEBP is the achievement of individual performance objectives. These individual performance objectives, also known as “CSFs,” are measurable quarterly and annual performance goals that are identified by our executive officers or CEO and reviewed, modified as appropriate, and approved by our CEO in advance of each review period. NEO’s typically designate between ten (10) and fifteen (15) CSFs per quarter and for the year.

CSFs for each period are scored on a scale of 0 to 100%, with each CSF representing a specific point value based on its importance to the Company and/or its level of difficulty. Specific scoring parameters that are used to determine whether the CSF has been achieved are also identified in advance in writing. At the end of each fiscal quarter, or fiscal year, as applicable, our executive officers “score” their CSFs based on the scoring parameters previously established. This score is reviewed, adjusted if necessary, and approved by our CEO. The specific CSFs designated for each executive officer often vary from quarter to quarter, and may include Company metrics, divisional metrics and individual performance metrics. Historically, our NEOs do not achieve 100% of their CSFs. In fiscal 2011, our NEOs scored between 33% and 108% on their CSFs and in fiscal 2010, they scored between 87% and 93% on their CSFs.

3.  Executive Officer Performance

The third element to the KEBP is executive officer performance (the “EO Factor”). The EO Factor, regardless of the individual’s CSF achievement, can only reduce each NEOs KEBP payment. The EO Factor is determined by using the lower of the CEO CSF score or the NEO CSF score to determine an EO Factor. The EO Factor is determined as follows:

If the LOWER of the CEO CSF score and NEO CSF score is:	Then the EO Factor is:
80.0 or higher	100%
65.0 or higher, and less than 80.0	50%
Less than 65.0	0%

The EO Factor has typically reduced KEBP payouts to NEOs at least once per year over the last few years, including most recently in the fourth quarter of fiscal 2011. The EO Factor further demonstrates the link between pay and performance under the Company’s incentive cash compensation plans.

Payout under KEBP

To be eligible for a KEBP payment, the KEBP participant must still be employed by the Company on the payment date. There are 5 payouts under the KEBP. Quarterly payouts under the KEBP are made in the quarter following the measuring period, and the payout for the annual target is made within the first quarter following the applicable year.

Payouts under KEBP may be higher or lower based on the Company’s results and an individual’s CSF score, such that each NEO is motivated and challenged to achieve both short and long-term goals for the Company. The principles of a payout under KEBP are embedded in the following formula established by the Committee, which reflects how each incentive cash bonus payment is determined:

Annual Base Pay	×	Incentive Target Level%	×	Financial Performance Metric % Achievement	×	CSF Score	×	EO Factor
5

Performance Bonus Plan

Our CEO was the only participant under the PBP in fiscal year 2011, and is currently the only participant. A PBP participant is not eligible to participate in the KEBP. The PBP was designed to maintain the corporate tax deduction under Internal Revenue Code Section 162(m) for certain variable cash compensation paid to an executive officer to the extent such compensation exceeds $1 million in any one year.

Under the PBP, participants are eligible to receive cash payments based upon the attainment and certification of certain objective performance criteria established by the Committee. The performance measures for any performance period are one or more objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, product line, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, in each case as specified by the Committee. Financial metrics may be determined in accordance with U.S. generally accepted accounting principles (“GAAP”), in accordance with International Accounting Standards Board (“IASB”) principles or may exclude any items otherwise includable under GAAP or IASB principles.

The PBP operates exactly like the KEBP. It contains a corporate performance metric and individual performance metrics. Similar to KEBP, in 2011, the Committee established non-GAAP PBT% as the PBP quarterly and annual corporate performance metric and it is calculated using the same formula described above. In addition, our CEO has individual performance objectives, or CSF’s, on a quarterly and annual basis. Our CEO’s CSFs are submitted to, reviewed, modified as appropriate, and approved by the Board. Following each quarter, the CEO’s score is then reviewed, adjusted if necessary, and approved by the Committee. Like the KEBP, even where the Company’s goal has been achieved, the actual payout is subject to reduction based on the CEO’s CSF score for the period. If the CEO’s CSF score for the period is more than 65.0% but less than 80.0%, then the CEO’s PBP payment is reduced by 50% for that period. If the CEO’s CSF score for the period is less than 65.0%, then the CEO’s PBP payment is reduced to zero for that period.

The PBP, like KEBP, has quarterly and annual components. Our Committee retains the discretion to reduce or eliminate any PBP award that would otherwise be payable.

Design Bonus Plan:

The Design Bonus Plan was instituted in 2010 to incentivize design and engineering efforts at the Company. The DBP is available to all employees who are design engineers and certain product development engineers. Mr. Keswick was the only NEO who participated in the DBP in fiscal year 2011. Participants in the DBP are eligible to receive an incentive multiplier (“IM”) of 2X their cash incentive compensation for on-time performance and up to 5X for delivering First 100 Engineering Samples (“ES100”), a significant product development milestone, ahead of schedule. To participate in the DBP, eligible NEO’s must put at-risk 10% of their quarterly base salary and 50% of what would be earned under the quarterly KEBP. Actual payout under the DBP is measured by evaluating progress of the project made relative to the original schedule from the first day of the quarter to the last day of the quarter. The IM is calculated based on the percentage achievement ahead or behind on the project during that quarter. If the IM does not reach a certain level of achievement, then a component of the quarterly bonus payment will be further subject to a vesting period. The funds will vest upon reaching certain achievement levels and are subject to scaling factors based on the difference between the original commitment and actual performance.

Payouts under the DBP are calculated as follows:

Pay Out (current period) = (50% of KEBP earned + 10% of quarterly base salary) * Incentive Multiplier (up to 1.5 on each project)

Bonus payments for an IM greater than 1.5 are payable once the ES100 milestone is achieved, and are subject to an ES100 scaling factor, which can range from 0% to 150%. The formula for these additional payments are as follows:

Pay Out (future vesting, paid at ES100) =

(50% of KEBP + 10% of quarterly base salary) * Incentive Multiplier (above 1.5 on each project) * ES100 Scaling Factor

Performance-Based Restricted Stock Units (“PARS”). Our equity program is intended to provide a long-term incentive to help (1) achieve our business objectives, (2) attract, motivate and retain key talent, and (3) align our executives’ interests with stockholders’ interests. Our 1994 Stock Plan (the “Plan”) permits us to grant service-based awards and long-term performance-based awards, including our PARS program that we adopted in 2007 to retain and incentivize key employees.

In 2007, under the PARS program, we awarded performance-based vesting restricted stock units (“RSUs”) to key employees, including our NEOs and our other executive officers. Our executive officers, including our NEOs, have not received any other standard awards since the PARS grant in 2007, when we granted a five-year tranche of PARS that could be earned from 2007 through 2011, subject to achieving annual performance metrics. The Committee releases all earned shares following certification that the applicable performance milestone has been achieved, net of all federal and state withholding tax requirements. Following final certification by the Committee, if the performance milestone is not achieved in full, the portion of the target shares for that particular performance milestone in the given period is forfeited and returned to the Plan.

Neither Mr. Rodgers nor any of our Named Executive Officers received a new grant in 2011. For achievement in fiscal 2011 of the last tranche of the 2007 PARS award, please refer to “Fiscal 2011 Performance-Based Restricted Stock.”

Non-Qualified Deferred Compensation. The Company also maintains an unfunded, nonqualified deferred compensation plan which allows eligible participants, including executive officers, to voluntarily defer receipt of a portion or all of their salary or cash bonus payment, as the case may be, until the date or dates elected by the participants, thereby allowing the participating employees to defer taxation on such amounts. Refer to the table entitled “Deferred Compensation Plan” for employee contributions and performance under this benefit plan in fiscal 2011.

Fiscal 2011 Executive Compensation Actions

2011 Base Salary

We target executive officers’ base salaries at approximately the 50th percentile of base salaries for similar positions in our peer group companies. In May 2011, as part of its annual review of executive compensation, the Committee reviewed the base salaries of our NEOs focusing on the competitiveness of salaries and bringing base salaries closer to the 50th percentile. Based on that review, our Named Executive Officers other than our CEO, received salary increases ranging between 2.8% and 4.2% bringing their base salary to the approximate median level among our peer group companies. These increases in base salary were consistent with increases seen in our competitive markets. Below is a summary of the salary changes of our NEOs in fiscal 2011:

Name	Previous Annual Base Salary	2011 Salary	% Increase
T.J. Rodgers	$600,000	$600,000	0
Brad W. Buss	$337,404	$347,527	3.0
Paul Keswick	$320,110	$329,073	2.8
Christopher Seams	$378,804	$394,714	4.2
Norman Taffe	$293,213	$303,182	3.4

2011 Incentive Cash Compensation

Key Employee Bonus Plan (KEBP)

In 2011, the incentive cash compensation target percentage for our executive officers remained the same as in previous years and was targeted to provide an above-median opportunity of 80% of base salary for all of the Named Executive Officer under our KEBP program. No executive officer achieved the targeted total cash compensation for each performance period either in 2010 or 2011.

The quarterly and annual plan non-GAAP PBT% targets, our actual non-GAAP PBT% achievement, and the percentage of achievement against plan for our 2011 fiscal year are set forth in the following table (percentage achievement is calculated on a linear scale where 15% is zero and 25% is at 100%):

2011 Fiscal Year Period	Plan Non-GAAP PBT% Target	Non-GAAP PBT% Achieved	Percentage Achievement Against Target
First Quarter	25.0%	21.2%	61.9%
Second Quarter	25.0%	24.7%	97.4%
Third Quarter	25.0%	26.7%	117.4%
Fourth Quarter	25.0%	23.2%	82.3%
Annual	25.0%	24.1%	90.7%

In determining the amount of cash incentive pay payable under the KEBP, the Committee uses the final CSF scores for the given review period as a component in the formulas that determine the bonus to be paid under each plan. In order to apply its discretion to reduce the maximum payout under the KEBP, the Committee considers the participant’s CSF score for the applicable period. Below is a summary of the Named Executive Officers’ 2011 quarterly and annual CSF performance goals:

Brad W. Buss. In 2011, our chief financial officer, Mr. Brad W. Buss’ annual and quarterly CSFs included, deploying new financial systems and processes, obtaining stockholder approval for additional shares under our 1994 Stock Plan, implementing a dividend program, implementing initiatives with distributors, executing strategies for improved shareholder returns, revenue and profit improvement, and implementing our world class profit initiative. Mr. Buss also had quarterly goals related to achieving certain cost savings, hiring key employees and other workforce development initiatives, executing patent monetization strategies, executing certain legal and business development strategies, improving certain business processes, and implementing programs to make it easier for customers to do business with Cypress.

Paul Keswick. In 2011, our executive vice president of New Product Development, Mr. Paul Keswick’s annual and quarterly CSFs included developing and executing various plans for 2011 product launches, new product development, improving several of Cypress’s business processes, and improving product design processes and cycle time. Mr. Keswick also had quarterly goals related to product research and development, the creation of system designs methods and tools, employee development and formulating and implementing several engineering and manufacturing initiatives.

Christopher Seams. In 2011, our executive vice president of Sales and Marketing, Mr. Christopher Seams’ annual and quarterly CSFs included implementing a new enterprise CRM software system, employee development and other organizational goals, initiating strategies for revenue growth, increasing profit, market penetration and new design wins, and implementing programs to make it easier for customer to do business with Cypress. Mr. Seams also had quarterly goals related to product launches, achieving certain revenue performance targets, developing and implementing programs to improve our customer base for specific product lines, implementing our cost saving initiatives, and other strategic initiatives for product marketing and distribution.

Norman Taffe. In 2011, our executive vice president of the Consumer and Computation Division, Mr. Norman Taffe’s 2011 annual and quarterly CSFs included implementing various cost-reduction strategies, increasing market share, exploring next generation products, and achieving specific product quality goals. Mr. Taffe also had quarterly goals related to various product launches, achieving specific cycle time and customer service standards, achieving certain financial metrics, improving business processes within his organization and employee development.

Below is a historical table that shows two-year performance achievement by our Named Executive Officers under KEBP (achievement as a percentage of target):

	2010						2011
KEBP	Q1	Q2	Q3	Q4	ANNUAL	AVERAGE	Q1	Q2	Q3	Q4	ANNUAL	AVERAGE
Brad W. Buss	89%	129%	143%	126%	58%	109%	59%	89%	108%	38%	84%	76%
Paul Keswick	84%	108%	76%	112%	58%	88%	58%	79%	44%	35%	35%	47%
Christopher Seams	81%	117%	143%	123%	60%	105%	57%	82%	108%	34%	78%	72%
Norman Taffe	84%	120%	142%	115%	48%	102%	58%	38%	99%	38%	75%	62%

Performance Bonus Plan (“PBP”)

In 2011, the incentive cash compensation target percentage for our CEO remained the same as in previous years and was targeted to provide an above-median opportunity of 175% of base salary under the PBP.

The Non-GAAP PBT% under the PBP was the same payout as described above under the 2011 KEBP.

In 2011, our chief executive officer, Mr. T.J. Rodgers’ annual and quarterly CSF performance goals included, enhancing the distributor program, strategies for reducing operating expense, increasing revenue, improving gross margin and achieving other financial metrics, achieving certain design win metrics, implementing our manufacturing initiatives, executing certain legal initiatives, implementing the stock buyback program, company-wide workforce initiatives, new product development and launches, and implementing programs to make it easier for customers to do business with Cypress, including responsiveness to customers.

Below is a historical table that shows a two-year performance percentage achievement by our CEO under PBP (achievement as a percentage of target):

	2010						2011
PBP	Q1	Q2	Q3	Q4	ANNUAL	AVERAGE	Q1	Q2	Q3	Q4	ANNUAL	AVERAGE
T.J. Rodgers	84%	131%	143%	113%	49%	104%	61%	87%	101%	33%	79%	72%

Design Bonus Plan (DBP)

In 2011, Mr. Paul Keswick, our Executive Vice President of New Product Development, is the only NEO who participated in the DBP. Mr. Keswick’s IM is calculated for each period based on a weighted average of the performance of active new product projects compared to their original schedules.

Below is a historical table that shows Mr. Keswick’s IM achievement under DBP over the last six quarters. Mr. Keswick did not begin participating in the DBP until the third quarter of fiscal 2010:

		2010					2011
DBP Incentive Multiplier		Q1	Q2	Q3	Q4	AVERAGE	Q1	Q2	Q3	Q4	AVERAGE
Paul Keswick	Paid in Current Period	N/A	N/A	0.76	1.25	1.01	1.13	1.16	0.91	0.76	0.99
	Vested for Possible Future Payout	N/A	N/A	0.65	0.91	0.78	1.63	1.39	0.50	0.88	1.10
	Total	N/A	N/A	1.41	2.16	1.79	2.76	2.55	1.41	1.64	2.09

2011 PARS

In early 2011, the Committee set the performance goals under which participants were eligible to earn their PARS. The four milestones for 2011 PARS were as follows:

Milestone #1

30% of total targeted PARS awards could be earned if Cypress’s stock appreciation was 5.0 percentage points or greater than the SOXX calculated from December 31, 2010 versus December 31, 2011 ending stock price. The payout for this milestone adjusted on a linear scale down to 0% if Cypress’s stock performance was less than SOXX by greater than 5.0 percentage points. If Cypress’s stock price performance was greater than SOXX at the end of the measurement period, but Cypress stock return was negative for the measurement period then the payout for this milestone was set at 50% as long as Cypress appreciation is at least 5.0 percentage points better than SOXX. For fiscal year 2011 this milestone did not pay out. While Cypress’s stock price performance of -9.10% was greater than the SOXX at -11.51%, it was not at least 5.0 percentage points better than SOXX, so therefore no payout was earned under this milestone.

Milestone #2

30% of total targeted PARS awards could be earned if Cypress achieved a 25.0% or greater non-GAAP annual profit before taxes % for the fiscal year 2011. The payout adjusted on a linear scale down to 0% if the non-GAAP annual PBT% for fiscal year 2011 was 15.0% or less. For fiscal year 2011 this milestone paid out at 90.7% of the target as the non-GAAP PBT% achieved was 24.1%.

Milestone #3

20% of total targeted PARS awards could be earned if total revenue for 2011 was greater than $1.020 billion. The payout for this milestone adjusted on a linear scale down to 0% payout if revenue was equal to or less than $883 million. For fiscal year 2011 this milestone paid out at 81.9% of the target as the 2011 revenue achieved was $995.2 million due to the industry downturn, which negatively impacted revenue in the fourth quarter of fiscal 2011.

Milestone #4

20% of total targeted PARS awards could be earned if the revenue from the PSoC family of products defined as -PSoC1/3/5, True Touch, PPSoC, ONS, Trackpad - for fiscal 2011 was equal to $375 million. This milestone adjusted on a linear scale down to a 0% payout if revenue from the PSoC family of products was equal to or less than $312 million. The Committee used its discretion to award an overachievement in this milestone by accelerating the vesting of the total target PARS awards that otherwise would have been forfeited under Milestone #1, to reward the performance reflected by the PSoC revenue totaling $409.7 million and achieving 155.1% of the target for fiscal 2011.

The following table sets forth the maximum targeted shares that could be earned in 2011 by our Named Executive Officers under PARS and the actual payouts, as approved by the Compensation Committee for our Named Executive Officers. The total overall achievement under the PARS program in fiscal 2011 was 74.6% of target, the lowest percentage achieved under the PARS program for the last five years. Due to not achieving 100% of the targeted shares, 511,012 shares previously granted to our NEOs were forfeited and returned to the Company’s equity pool in February 2012.

Named Executive Officer	2011 Maximum Target Shares	Total Number of Shares Earned in 2011	Additional Shares Earned (1)	Total Shares Released	Percentage Achieved (%)
Mr. Rodgers	659,235	419,290	72,658	491,948	74.6
Mr. Buss	412,021	262,055	45,411	307,466	74.6
Mr. Keswick	329,618	209,645	36,329	245,974	74.6
Mr. Seams	329,618	209,645	36,329	245,974	74.6
Mr. Taffe	283,265	180,163	31,220	211,383	74.6

(1) These shares represent the acceleration of outstanding awards that otherwise would have been forfeited and for accounting purposes are treated as new awards. The Committee approved the vesting acceleration as a result of the Company’s overachievement on its PSoC revenue milestone which well exceeded the target and achieved record revenues in fiscal 2011. As these shares were approved and the vesting acceleration was determined in fiscal 2012, the related compensation cost of these awards as determined pursuant to ASC 718 will be included in our Consolidated Statement of Operations for fiscal 2012.

Other Compensation Practices

The Role of the Compensation Committee

The Committee:

—	establishes the performance objectives for our chief executive officer and other Named Executive Officers and evaluates and adjusts their compensation based on achievement of those objectives;

—	formulates, approves, reviews and modifies the compensation of the Company’s directors and executive officers;

—	oversees the administration of the Company’s compensation plans;

—	recommends to the Board for approval the Company’s compensation plans, policies and programs;

—	reviews, revises in its discretion, and approves the annual merit and stock budgets for focal salary increases and equity grant awards for all eligible employees;

—	reviews and revises in its discretion the annual benefit changes made by the Company with respect to its employees;

—	oversees equity plans of the Company’s subsidiaries; and

—	oversees annual risk analysis of our compensation policies and programs, including the clawback policy.

The Role of Compensation Consultants

Buck Consultants, LLC, an independent compensation consulting firm is engaged as a consultant by the Committee, reports directly to the Committee, and assists the Committee in determining the appropriate executive compensation for our Named Executive Officers. This is done, in part, by comparing the current salary, bonus, and equity awards of our Named Executive Officers to comparable positions at peer group companies. Buck Consultants is independent from the Company, has not provided any services to the Company other than to the Committee, and receives compensation from the Company only for services provided to the Committee. The Committee typically asks Buck Consultants to attend the Committee’s regular meetings and many of the Committee’s special meetings, including executive sessions of the Committee at which management is not present.

The Role of Executive Officers in Determining Executive Compensation

Other than our chief executive officer, who participates in setting the compensation of the other executive officers through his recommendations to the Committee, our executive officers do not directly participate in determining their compensation. Our chief executive officer does not participate directly in setting his own compensation. However, our executive officers, including our chief executive officer, do participate indirectly by initially proposing their quarterly and annual goals (subject to review, revision and approval), the achievement of which impacts their variable cash compensation under our cash incentive plans. Mr. Rodgers’ salary, bonus and equity grants are determined by the Committee after considering the peer group analysis undertaken by our consultant, Mr. Rodgers’ job performance, the responsibilities of his position, and Company performance.

Prohibition on Derivative Trading

We prohibit derivative transactions in our Company stock by officers and directors directly or indirectly. Specifically, a director or an officer may not, at any time:

—

directly or indirectly sell any equity security, including derivatives, of the Company if he or she (1) does not own the security sold, or (2) if he or she owns the security, does not deliver it against such sale (a “short sale against the box”) within twenty days thereafter, or does not within five days after such sale deposit it in the mails or other usual channels of transportation.

—	engage in short sales, which means any transaction whereby one derives a benefit from a decline in the Company’s stock price. This includes buying put options on the Company’s stock.

Clawback Policy

In 2011, we adopted a clawback policy under which our Named Executive Officers may be required to return incentive compensation payments to us if (i) he or she engaged in intentional misconduct pertaining to any financial reporting policy, (ii) there is a material negative revision of a financial or operating measure on the basis of which incentive compensation was awarded or paid to the employee, or (iii) he or she engaged in any fraud, theft, misappropriation, embezzlement or dishonesty. In all circumstances, the Committee will have the ability to exercise discretion with respect to all reimbursements under the Clawback Policy. We intend to fully comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) regarding clawback policies once the SEC provides final rules and regulations.

Perquisites and Other Benefits

Cypress does not provide any perquisites to its Named Executive Officers.

Company’s policy on IRS 162(m)

Our management and the Committee have considered the implications of Section 162(m) of the Internal Revenue Code of 1986. This section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its chief executive officer or certain other executive officers. This section also provides for certain exceptions to this limitation, including compensation that is performance-based within the meaning of Section 162(m). Our Performance Bonus Plan enables us to qualify more compensation as deductible performance-based compensation. Many of our executive compensation plans are designed to qualify payments thereunder as deductible performance-based compensation. In order, however, to preserve flexibility in designing our compensation programs, not all amounts we pay may qualify for deductibility.

Severance/Change in Control Compensation

None of our Named Executive Officers have contractual severance or change-in-control benefits.

Fiscal 2012 Executive Compensation Actions

Incentive Cash Compensation.

The Board and the Committee have approved the financial performance metrics required for 2012 KEBP and PBP payouts to Named Executive Officers, as well as the individual performance goals for each of our Named Executive Officers. Similar to fiscal 2011, for fiscal 2012, the Committee has established a non-GAAP PBT% target as the corporate performance financial metric for both the KEBP and PBP. We cannot predict with any degree of certainty how difficult it will be to achieve the 2012 financial targets under KEBP or PBP. Even where the Company’s financial targets are achieved, it is also unpredictable how the CSF score of each executive officer will impact his actual payout, or how our chief executive officer’s score will impact the actual payout.

Performance-based Restricted Stock.

In March 2012, the Committee approved the 2012 PARS Program. This is the first equity grant for our NEO’s, including our chief executive officer, since the PARS program in 2007. Unlike the 2007 PARS program, under the 2012 PARS program, equity grants will be made on an annual basis, rather than a multi-year basis, so that they can be adjusted annually to reflect market conditions. Equity grants made under the 2012 PARS program are subject to achieving financial, operational, strategic or market share performance milestones established by the Committee and might result in total compensation packages that are higher than targeted market positions if all performance-related milestones were achieved. There are 3 levels of grants under the 2012 PARS program: the Core Grant, Tier 1 Grant and Tier 2 Grant. The number of shares granted to each executive under the Core Grant is expected to be reduced by approximately 50% from the previous 2011 targeted PARS level. If the Company meets 100% of its performance milestones under the Core Grant and Tier 1 Grant, the maximum number of shares granted to each executive is approximately 75% of the previous 2011 targeted PARS level and if the

Company meets 100% of its performance milestones under the Core Grant plus the Tier 1 and Tier 2 Grants, then the maximum number of shares granted to each executive is approximately 87.5% of the previous 2011 targeted PARS level. There is no overachievement possible under any of the Core Grant, Tier 1 or Tier 2 Grants. Upon certification and confirmation by the Committee, the earned shares for the Core Grant and Tier 1 Grant shares will be delivered within a reasonable time following certification and will be 100% vested at grant. Tier 2 shares will have a twelve month cliff vest following certification of the milestone attainment.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information in this report shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Cypress specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended or the Exchange Act.

We have reviewed and discussed the foregoing Compensation Discussion and Analysis (which is incorporated by reference in this report) with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Cypress’s Annual Report on Form 10-K for the year ended January 1, 2012.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS Eric A. Benhamou, Chairman Lloyd Carney James R. Long

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows compensation information for fiscal 2009, 2010 and 2011 for the Named Executive Officers.

Name and Principal Position	Year	Salary[1] ($)	Bonus ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[3] ($)	All Other Compensation ($)	Total Compensation ($)

T.J. Rodgers President, Chief Executive Officer and Director	2011	669,227	—	11,460,141	—	757,087	—	12,886,455
	2010	598,766	—	7,239,062	—	1,092,807	262,449[4]	9,193,084
	2009	594,221	—	6,104,336	—	536,952	—	7,235,509

Brad W. Buss Executive Vice President, Finance & Administration, Chief Financial Officer	2011	343,630	—	7,162,590	—	208,561	—	7,714,781
	2010	333,631	—	4,524,414	—	291,212	—	5,149,257
	2009	302,726	—	3,792,160	—	147,649	—	4,242,535

Paul D. Keswick Executive Vice President, New Product Development	2011	325,629	—	5,730,062	—	158,711	—	6,214,402
	2010	319,527	—	3,619,531	—	276,770	—	4,215,828
	2009	297,887	—	3,409,668	—	70,542	—	3,778,097

Christopher A. Seams, Executive Vice President, Sales and Marketing	2011	407,356	—	5,730,062	—	225,293	—	6,362,711
	2010	373,461	—	3,619,531	—	322,392	—	4,315,384
	2009	340,393	—	3,409,668	—	173,446	—	3,923,507

Norman P. Taffe Executive Vice President, Consumer and Computation Division	2011	299,349	—	4,924,279	—	148, 412	—	5,372,040
	2010	289,427	—	3,110,534	—	255,514	—	3,655,475
	2009	265,552	—	2,930,168	—	102,338	—	3,298,058

1.

Represents actual salary earned in fiscal years 2011, 2010 and 2009. Salary includes base pay and payment in respect of accrued vacation and holidays. The 2009 salary reflects a Company-wide temporary pay reduction implemented commencing in the second quarter of 2009. At the beginning of the fourth quarter of fiscal year 2009, annual base salaries were reinstated for all employees except for our executive officers, whose salaries were reinstated at the beginning of fiscal 2010. The 2010 salary includes $23,661 paid to Mr. Rodgers, $9,644 paid to Mr. Buss, $12,724 paid to Mr. Keswick, $14,545 paid to Mr. Seams, and $11,339 paid to Mr. Taffe in connection with our Company’s mandatory shut down. As part of our cost cutting measures, in November and December 2009, and January 2010, our offices were closed for some days and employees were required either to go without pay for the period, or take unused time-off. The 2011 salary reflects paid-time-off cash out by Mr. Rodgers of $69,230.

2.

Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts reported above in the “Stock Awards” column represents the aggregate grant date fair value of stock awards and option awards granted in the respective fiscal years assuming the highest level of performance (100% achievement), as determined pursuant to ASC 718. The assumptions used to calculate the value of stock awards are set forth in Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2011 filed with the SEC on February 24, 2012. In fiscal 2011, the following shares of restricted stock units were earned by the Named Executive Officers: Mr. Rodgers, 491,948 shares; Mr. Buss, 307,466 shares; each of Messrs. Keswick and Seams, 245,974 shares; and Mr. Taffe, 211,383 shares. The fair value amounts disclosed for 2009 also include the adjustments made in 2009 by our Committee in connection with 2008 PARS. The Committee in its review of the performance achievements under 2008 PARS exercised its discretion under our 1994 Stock Plan and adjusted the calculation methodology for certain performance milestones under 2008 PARS. In connection with said adjustment, the Company incurred a charge of $4,995,900 with respect to additional shares that our Named Executive Officers earned under 2008 PARS. Of the $4,995,900 charge, $1,308,400 was with respect to additional shares earned by Mr. Rodgers, $794,700 for Mr. Buss, $1,011,700 for each of Messrs. Keswick and Seams, and $869,400 for Mr. Taffe.

3.	Includes bonus amounts earned under our KEBP, PBP and DBP for services rendered in the respective fiscal years.

4.

Reflects government fees and related expenses paid in connection with a Hart-Scott-Rodino (HSR) filing that was required on behalf of Mr. Rodgers due to his substantial ownership of Cypress common stock.

The next table show all plan-based awards granted to the Named Executive Officers during fiscal year 2011.

GRANTS OF PLAN-BASED AWARDS

Fiscal Year Ended January 1, 2012

	Grant Date							All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]
Name and Principal Position		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
T.J. Rodgers President, Chief Executive Officer and Director	Q1	—	210,000	420,000	—	—	—	—	—	—	—
	Q2	—	210,000	420,000	—	—	—	—	—	—	—
	Q3	—	210,000	420,000	—	—	—	—	—	—	—
	Q4	—	210,000	420,000	—	—	—	—	—	—	—
	Annual	—	210,000	420,000	—	—	—	—	—	—	—
Brad W. Buss Executive Vice President, Finance and Administration, Chief Financial Officer	Q1	—	53,505	107,009	—	—	—	—	—	—	—
	Q2	—	55,604	111,208	—	—	—	—	—	—	—
	Q3	—	55,604	111,208	—	—	—	—	—	—	—
	Q4	—	55,604	111,208	—	—	—	—	—	—	—
	Annual	—	55,604	111,208	—	—	—	—	—	—	—
Paul D. Keswick Executive Vice President, New Product Development	Q1	—	59,221	347,319	—	—	—	—	—	—	—
	Q2	—	60,879	357,044	—	—	—	—	—	—	—
	Q3	—	60,879	357,044	—	—	—	—	—	—	—
	Q4	—	60,879	357,044	—	—	—	—	—	—	—
	Annual	—	52,652	105,303	—	—	—	—	—	—	—
Christopher A. Seams Executive Vice President, Sales and Marketing	Q1	—	60,609	121,217	—	—	—	—	—	—	—
	Q2	—	63,154	126,308	—	—	—	—	—	—	—
	Q3	—	63,154	126,308	—	—	—	—	—	—	—
	Q4	—	63,154	126,308	—	—	—	—	—	—	—
	Annual	—	63,154	126,308	—	—	—	—	—	—	—
Mr. Norman P. Taffe Executive Vice President, Consumer and Computation Division	Q1	—	46,914	93,828	—	—	—	—	—	—	—
	Q2	—	48,509	97,018	—	—	—	—	—	—	—
	Q3	—	48,509	97,018	—	—	—	—	—	—	—
	Q4	—	48,509	97,018	—	—	—	—	—	—	—
	Annual	—	48,509	97,018	—	—	—	—	—	—	—

1.

Represents awards granted under KEBP, PBP and DBP, which were earned based on performance in 2011. These columns show the awards that were possible at the threshold, target and maximum levels of performance. The column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table shows the actual awards earned in 2011 by our named executive officers under these incentive cash plans.

2.	None of our named executive officers received any new additional equity grants in 2011.

OUTSTANDING EQUITY AWARDS

Fiscal Year Ended January 1, 2012

Name and Principal Position	Option Awards[1]					Stock Awards[1]
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised/ Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock Unvested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)
T.J. Rodgers President and Chief Executive Officer	1,442,077	—	—	5.18	01/02/14	—	—	—	—
	1,442,077	—	—	3.53	02/25/15	—	—	—	—
	3,028	—	—	8.83	02/25/15	—	—	—	—
	5,306	—	—	3.53	02/25/15	—	—	—	—
	1,751,093	—	—	3.53	06/30/16	—	—	—	—
	—	—	—	—	—	—	—	659,235[4]	11,134,479
Brad W. Buss Executive Vice President, Finance and Administration, Chief Financial Officer	90,699	—	—	3.70	08/15/15	—	—	—	—
	209,016	—	—	3.70	08/15/15	—	—	—	—
	131,847	—	—	3.99	10/27/16	—	—	—	—
	—	—	—	—	—	—	—	412,021[4]	6,959,035
Paul D. Keswick Executive Vice President, New Product Development	18,541	—	—	1.79	03/27/13	—	—	—	—
	247,213	—	—	4.76	10/23/13	—	—	—	—
	37,082	—	—	3.53	02/25/15	—	—	—	—
	123,606	—	—	3.99	10/27/16	—	—	—	—
	—	—	—	—	—	—	—	329,618[4]	5,567,248
Christopher A. Seams Executive Vice President, Sales and Marketing	19,365	—	—	4.16	08/22/13	—	—	—	—
	370,819	—	—	5.18	01/02/14	—	—	—	—
	288,415	—	—	3.53	02/25/15	—	—	—	—
	112,245	—	—	3.99	10/27/16	—	—	—	—
	—	—	—	—	—	—	—	329,618[4]	5,567,248
Norman P. Taffe Executive Vice President, Consumer and Computation Division	41,202	—	—	4.76	10/23/13	—	—	—	—
	15,366	—	—	3.99	10/27/16	—	—	—	—
	—	—	—	—	—	—	—	283,265[6]	4,784,346

1.

The grants reported above in the “Option Awards” and “Stock Awards” columns were awarded under our 1994 Stock Plan. The numbers reflect adjustments made, pursuant to which existing awards were multiplied by the Spin-Off Ratio of 4.12022 to reflect the change in market value of the Company’s common stock following the distribution to the Company’s stockholders of SunPower Corporation class B common stock in connection with the Spin-Off.

2.

In 2007, all of our Named Executive Officers received PARS that can be earned ratably over five years if certain performance milestones were met. Performance milestones are set annually by the Committee and the Committee determines if the performance milestones have been achieved annually. The number in the column represents maximum number of shares achievable in fiscal 2011.

3.

The market value of stock awards was determined by multiplying the number of shares by the closing price of Cypress common stock of $16.89 on December 30, 2011, the last trading day of fiscal 2011, as reported on the Nasdaq Global Select Market.

4.

On February 23, 2012, the Compensation Committee determined that 74.62% of the performance-based restricted stock grant was earned based upon the achievement of the corporate performance goals. Actual award amounts earned were Mr. Rodgers, 491,948 shares; Mr. Buss, 307,466 shares; each of Messrs. Keswick and Seams, 245,974 shares; and Mr. Taffe, 211,383 shares.

OPTION EXERCISES AND STOCK VESTING

Fiscal Year Ended January 1, 2012

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise[1] ($)	Number of Shares Acquired Upon Vesting (#)[2]	Value Realized Upon Vesting ($)
T.J. Rodgers	2,801,749	51,863,118	654,983	13,931,488
Brad W. Buss	364,137	6,638,551	418,154	8,838,759
Paul D. Keswick	—	—	335,732	7,089,101
Christopher A. Seams	365,458	4,857,812	334,908	7,076,766
Norman P. Taffe	523,626	8,944,452	289,129	6,101,320

1.	Amount shown reflects the difference between the option exercise price and the sale price of the underlying shares multiplied by the number of shares covered by the option.

2.

Amount shown reflects total number of shares that vested in 2011. The actual amount released to the Named Executive Officers was net of shares withheld to pay the taxes due upon vesting. The actual shares received by Named Executive Officers were substantially less due to required federal and state withholding taxes.

NON-QUALIFIED DEFERRED COMPENSATION

Fiscal Year Ended January 1, 20121

Name of Executive Officer	Executive Contribution in the Last Fiscal Year ($)	Registrant Contribution in the Last Fiscal Year ($)	Aggregate Earnings in the Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
T.J. Rodgers	1,333,311	—	(211,151)	—	7,269,539
Brad W. Buss	83,676	—	(856)	—	375,038
Paul D. Keswick	—	—	—	—	—
Christopher A. Seams	87,460	—	(3,517)	—	544,866
Norman P. Taffe	31,948	—	(15,635)	—	327,538

1.	There are no guaranteed payments under our deferred compensation plans.

OTHER DISCLOSURES

Compensation Committee Interlocks and Insider Participation

During fiscal year 2011, the following directors were members of our Compensation Committee: Mr. Eric A. Benhamou, Mr. Lloyd Carney, and Mr. James R. Long. None of the Compensation Committee members is or has at any time been an officer or employee of Cypress.

None of Cypress’s Named Executive Officers serves, or in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Cypress’s Board or Compensation Committee.

Policies and Procedures with Respect to Related Person Transactions

We have adopted a policy that provides that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must be reviewed and approved by our Audit Committee. All of our directors, executive officers and employees are required to report to our Audit Committee any such related party transaction. Our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence.

Certain Relationships and Related Transactions

In the first quarter of fiscal 2011, the Company divested its Image Sensor Business to On Semiconductor Corporation (“ON”) for $34.0 million (the “ON Transaction”). Mr. J. Daniel McCranie, who serves on our Board, is also the chairman of the board of directors of On Semiconductor and Mr. McCranie abstained from voting on the approval of the divestiture by Cypress. In connection with this divestiture, we entered into a transition service agreement (“TSA”) with ON where we act as an agent for them and provide certain services related to shipping, manufacturing, planning and general administrative functions including the billing and collection of shipments to ON customers and payments to vendors for manufacturing activities. As a result of the TSA, at times we had a net payable or receivable to or from ON as we collected receivables and made payments to vendors on behalf of ON. During the third quarter of fiscal 2011, the services that we provided under the TSA ended per the terms of the agreement. No receivable or payable under the TSA was outstanding as of January 1, 2012.

In March 2009, the Company entered into an agreement with Bloom Energy Corporation (“Bloom”) to purchase certain energy generation products and related services for a total purchase price of $7,623,670. Mr. Rodgers, the Company’s CEO, is on the board of directors of Bloom. Beginning in May 2009, Messrs. Rodgers, Buss, Keswick and certain other officers of the Company, and Mr. Carney, a member of the Company’s board of directors, made minor passive investments in Bloom in a standard round at the same price and terms as all other investors. On September 2, 2010, the Company and Bloom amended the agreement to reduce the number of products and services sold under the agreement and reduce the purchase price to $3,043,696 (the “Bloom Transaction”). Under the terms of the amended agreement, the Company actually paid Bloom a total of $3,151,145 as follows: $61,496, $1,553,366 and $1,536,284 in 2011, 2010 and 2009, respectively. As a result of the energy savings features of the Bloom products, the Company received government rebates totaling $2,400,000 in the aggregate, so that the net cost to the Company for the purchase of the Bloom products and services was $751,145.

Apart from service on our Board, and the ON Transaction and the Bloom Transaction, there are no additional relationships between our directors and our Company, nor are there any related party transactions between our directors and our Company. For purposes of this section, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish us with copies of all of the forms they filed to comply with Section 16(a) requirements.

We believe that, during fiscal 2011 and in years prior to 2011, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements, with the exceptions noted below.

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A late Form 4 report was filed for Dinesh Ramanathan, our Executive Vice President of Programmable Systems Division, on November 16, 2011 to report the sale of 13,145 shares of common stock on December 2, 2010.

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A late Form 5 report was filed for Norman Taffe, our Executive Vice President of Consumer and Computation Division, on November 16, 2011 to report the donation of 2,000 shares of common stock to a charitable organization on December 24, 2009.

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Late Form 5 reports were filed for W. Steve Albrecht, our Chairman of our Audit Committee, on November 16, 2011 to report the donation of 3,300 shares and 5,000 shares of common stock to a charitable organization on June 1, 2009 and November 14, 2007, respectively.

—	A late Form 4 report was filed for W. Steve Albrecht, our Chairman of our Audit Committee, on November 16, 2011 to report the sale of 2,000 shares of common stock on September 12, 2008.

In making these statements, we have relied upon examination of the copies of Forms 3, 4, and 5, and amendments to these forms, provided to us and the written representations of our directors, executive officers, and 10% stockholders.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

It is important that your stock be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope provided or to vote by telephone or over the Internet at your earliest convenience.

FOR THE BOARD OF DIRECTORS

Brad W. Buss Corporate Secretary

Dated: March 30, 2012

CYPRESS PERFORM

CYPRESS SEMICONDUCTOR CORPORATION 198 CHAMPION COURT

SAN JOSE, CA 95134

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M44018-P21882

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CYPRESS SEMICONDUCTOR CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

1) T.J. RODGERS

2) W. STEVE ALBRECHT

3) ERIC A. BENHAMOU

4) LLOYD CARNEY

5) JAMES R. LONG

6) J. DANIEL MCCRANIE

7) J.D. SHERMAN

8) WILBERT VAN DEN HOEK

For All

With hold All

Except For All

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposals:

2. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2012.

3. Annual advisory vote to approve the compensation of our named executive officers.

NOTE: The proposals to be voted upon may also include such other business as may properly come before the meeting or any adjournment thereof.

For

Against

Abstain

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement/Annual Report Combined Document is available at www.proxyvote.com.

M44019-P21882

CYPRESS SEMICONDUCTOR CORPORATION

PROXY FOR 2012 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of CYPRESS SEMICONDUCTOR CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 30, 2012, and hereby appoints T. J. Rodgers and Brad W. Buss, and each of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent, vote and act on behalf of the undersigned at the 2012 Annual Meeting of Stockholders of CYPRESS SEMICONDUCTOR CORPORATION to be held on May 11, 2012, at 10:00 a.m., local time, at its offices located at 198 Champion Court, San Jose, California 95134 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on all matters coming before the meeting. A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or postponement thereof (or if only one shall represent and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IDENTIFIED HEREIN, AND FOR PROPOSALS 2 AND 3, AND AS THE DESIGNATED ATTORNEYS-IN-FACT DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side